Execution Copy

MERGER AGREEMENT

by and among

EXLSERVICE HOLDINGS, INC.,
a Delaware corporation,

F&A BPO MERGER SUB, INC.,
a Delaware corporation

BUSINESS PROCESS OUTSOURCING, INC.,
a Cayman Islands exempted company,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
 as representative of the Effective Time Holders,

___________________________

Dated as of April 30, 2011
___________________________

*  Confidential treatment has been requested with respect to a portion of the agreement, and such confidential portion has been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

TABLE OF CONTENTS

SECTION 1.	DESCRIPTION OF TRANSACTION	2
1.1	Merger of Merger Sub into the Company	2
1.2	Effects of the Merger	2
1.3	Closing	2
1.4	Effective Time	3
1.5	Certificate of Incorporation and Bylaws; Director	3
1.6	Merger Consideration	3
1.7	Escrow	8
1.8	Tax Escrow	8
1.9	Calculation and Payment of Estimated Merger Consideration	8
1.10	Calculation and Payment of Final Purchase Price	10
1.11	Conversion of Shares	11
1.12	Options	12
1.13	Closing of the Company’s Transfer Books	13
1.14	Surrender and Payment	13
1.15	Dissenting Shares	14
1.16	Withholding Rights	15
1.17	Deposit	16
1.18	Further Action	16
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	16
2.1	Existence and Power	16
2.2	Corporate Authorization	17
2.3	Subsidiaries	17
2.4	Capitalization	19
2.5	Governmental Authorization	21
2.6	Non-Contravention	21
2.7	Financial Statements	21
2.8	Accounts Receivable	22
2.9	No Undisclosed Liabilities	22
2.10	Absence of Certain Changes	22
2.11	Properties	23

(i)

2.12	Taxes	24
2.13	Litigation	27
2.14	Material Contracts	27
2.15	Intellectual Property	29
2.16	Insurance Coverage	31
2.17	Compliance with Legal Requirements	32
2.18	Employee Benefit Plans	32
2.19	Employees	35
2.20	Government Programs	36
2.21	Interested Party Transactions	36
2.22	Environmental Matters	36
2.23	Suppliers and Customers	37
2.24	Finders’ Fees	37
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	37
3.1	Due Organization	37
3.2	Authority; Binding Nature of Agreement	37
3.3	Finders’ Fees	38
3.4	Sufficient Funds	38
SECTION 4.	PRE-CLOSING COVENANTS	38
4.1	Access and Investigation	38
4.2	Operation of Business of Company Prior to Closing	38
4.3	Regulatory Approvals	42
4.4	No Negotiation	42
4.5	Efforts to Consummate	42
4.6	Shareholder Approval	42
4.7	Execution of Additional Documents	43
4.8	Publicity	43
4.9	Pre-Closing Restructuring	44
4.10	Financing	44
4.11	Resignations	45
4.12	Termination of Affiliate Transactions	45
4.13	India Remediation	45

(ii)

SECTION 5.	ABSENCE OF OTHER WARRANTIES	45
5.1	No Additional Warranties or Representations; Due Diligence	45
SECTION 6.	POST-CLOSING COVENANTS	46
6.1	Records and Personnel	46
6.2	Cooperation	47
6.3	D&O Indemnification	47
6.4	D&O Liability Insurance	47
6.5	Transfer Taxes	48
6.6	Confidentiality	48
6.7	Indian Tax Ruling	48
6.8	Third Party Rights/Amendments to Employee Plans	49
SECTION 7.	CONDITIONS PRECEDENT	49
7.1	Conditions Precedent to the Obligations of Each Party to Effect the Merger	49
7.2	Conditions Precedent to Obligations of Parent and Merger Sub	50
7.3	Conditions Precedent to Obligations of the Company	51
SECTION 8.	TERMINATION	52
8.1	Termination Events	52
8.2	Termination Procedures	53
8.3	Effect of Termination	53
SECTION 9.	INDEMNIFICATION, ETC	53
9.1	Effectiveness; Tax Indemnification; Indian Tax Ruling	53
9.2	Survival	53
9.3	Indemnification of the Parent Indemnitees	53
9.4	Indemnification of the Shareholder Indemnitees	54
9.5	Procedure Relative to Indemnification	54
9.6	Limits on Indemnification and Other Recovery	57
9.7	Exclusive Remedies	60
9.8	Liability for Misrepresentation of Title or Fraud Committed by a Person	61
9.9	Tax Treatment of Indemnity Payments	61
9.10	Indian Tax Ruling	61
SECTION 10.	TAX INDEMNIFICATION; TAX MATTERS	62
10.1	Tax Indemnification	62

(iii)

10.2	Tax Indemnification Procedures	63
10.3	Tax Audits and Contests; Cooperation	64
10.4	Preparation of Tax Returns and Payment of Taxes	65
10.5	Indian Tax	66
SECTION 11.	MISCELLANEOUS PROVISIONS	66
11.1	Company Agent	66
11.2	Fees and Expenses	68
11.3	Notices	69
11.4	Time of the Essence	70
11.5	Headings	70
11.6	Counterparts	70
11.7	Governing Law	70
11.8	Dispute Resolution; Arbitration	70
11.9	Successors and Assigns	72
11.10	Remedies Cumulative; Specific Performance; Right of the Company to Pursue Damages on Behalf of the Effective Time Holders	72
11.11	Amendments and Waivers	73
11.12	Severability	73
11.13	Parties in Interest	73
11.14	Construction	73
11.15	Attorney-Client Privilege; Continued Representation	74
11.16	Entire Agreement	74

ANNEXES

Annex I	Working Capital

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Certificate of Incorporation and By-laws of the Surviving Company
Exhibit C	Director of the Surviving Company
Exhibit D	Payout Spreadsheet Trial Run
Exhibit E	Closing Date Payees
Exhibit F	Escrow Agreement
Exhibit G	Tax Escrow Agreement
Exhibit H	Forms of Restructuring Documents
Exhibit I	Employment Agreement for Schmitz

(iv)

Exhibit J	Employment Agreement for Mirchandani
Exhibit K	List of Principal Shareholders
Exhibit L	Existing NDA
Exhibit M	Support Agreement
Exhibit N	Form of Optionholder Release
Exhibit O	Form of Letter of Transmittal
Exhibit P	Fair Market Value
Exhibit Q	[Intentionally Omitted]
Exhibit R	Non-Compete Agreement for Schmitz
Exhibit S	Non-Compete Agreement for Mirchandani
Exhibit T	Deposit Agreement
Exhibit U	Indemnified Parties

(v)

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2011, by and among: (a) ExlService Holdings, Inc., a Delaware corporation (“Parent”), (b) F&A BPO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); (c) Business Process Outsourcing, Inc., a Cayman Islands exempted company (the “Company”); and (d) Shareholder Representative Services LLC, solely in its capacity as representative of the Effective Time Holders (the “Company Agent”).  Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.           The Company is one of the largest scale and focused providers of complex F&A outsourcing services in the market today. The Company operates through its Subsidiaries in the United States, India, United Kingdom, Bulgaria, and Malaysia.  The Company Group has over 3,700 professionals globally and more than 80 clients. The Company’s Subsidiaries in the United States and the United Kingdom are the key entrepreneurs for the entire global business of the Company Group, perform entrepreneurial functions and take all the risks associated therewith. The Company Group has grown rapidly over the last several years by creating lasting outsourcing relationships through its Subsidiaries in the United States and the United Kingdom and by deepening those relationships over time.  The Company’s Subsidiaries in Bulgaria, India, and Malaysia act as offshore support centers for the clients of the Company’s Subsidiaries in the United States and the United Kingdom. The Parent intends to strengthen its presence in the F&A space by acquisition of the Company Group which brings in complementary capabilities to the Parent.  With this acquisition, the Parent intends to meet a broader range of client requirements and with increased F&A-focused business development and client management capabilities, would have the ability to accelerate its growth and delivery solutions across all verticals.

B.           Between the date hereof and the Closing, the Company Group shall undertake the Restructuring (as set forth and defined in Section 4.9).  As part the Restructuring, between the date hereof and the Closing, the Company will de-register from the Register of Companies in the Cayman Islands pursuant to the Companies Law (2010 Revision) of the Cayman Islands and become domesticated as a corporation in the State of Delaware by complying with Section 388 of the DGCL (the “Delaware Domestication”).

C.           After completing the Delaware Domestication, Parent, Merger Sub and the Company shall effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

D.           This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.  After completing the Delaware Domestication, the board of directors of the Company will, in accordance with and subject to Section 4.6, ratify this Agreement.

E.           Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain shareholders of the Company set forth in Exhibit K (the “Principal Shareholders”), who (as of the date hereof) collectively hold approximately ninety-two percent (92%) of the issued and outstanding voting power of the Company and approximately ninety-two percent (92%) of the common share equity of the Company on a fully converted basis, are entering into Support Agreements in favor of Parent (the “Support Agreements”), in substantially the form attached hereto as Exhibit M.   Pursuant to the Support Agreements, and subject to the terms and conditions thereof, the Principal Shareholders have agreed to approve and adopt this Agreement at the Shareholders Meeting, and to, after the Delaware Domestication, approve and adopt this Agreement by written consent pursuant to, and in accordance with, the provisions of Section 228 of the DGCL and to provide certain indemnification and make certain representations as set forth in the Support Agreements.

F.           Concurrently with the execution of this Agreement, and as a material inducement for Parent to enter into this Agreement, Parent has entered into (i) an employment agreement with OPI US and each of the Restricted Shareholders (the “Employment Agreements”) that will become effective upon the Closing and (ii) a non-compete agreement with each of the Restricted Shareholders (the “Non-Compete Agreements”) set forth on Exhibit R and Exhibit S.

G.           A portion of the consideration otherwise payable by the Surviving Company in connection with the Merger shall be placed in two separate escrows by the Surviving Company as security for the indemnification rights of the Parent Indemnitees set forth in this Agreement and the reimbursement of the Indian Tax Obligation.

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1.	DESCRIPTION OF TRANSACTION

1.1           Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving company in the Merger (the “Surviving Company”).

1.2           Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the rights, property, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

1.3           Closing.  The consummation of the Transactions (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064 at 10:00 a.m. local time on a date to be mutually agreed upon by Parent and the Company, which date shall be no later than the third business day after all of the conditions set forth in Section 7 of this Agreement have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing), or at such other time and place as Parent and the Company shall mutually agree (the “Scheduled Closing

Date”).  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

1.4           Effective Time.  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by Merger Sub and concurrently with or as soon as practicable following the Closing filed with the Secretary of State of Delaware in accordance with Section 251 of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware or at such other time as the parties shall agree and set forth in the Certificate of Merger (the “Effective Time”).

1.5           Certificate of Incorporation and Bylaws; Director.  Unless otherwise determined by Parent and the Company prior to the Effective Time:

 (a)           the certificate of incorporation and bylaws of the Surviving Company shall be amended and restated as of the Effective Time to conform to Exhibit B; and

 (b)           the director of the Surviving Company immediately after the Effective Time shall be the individual identified on Exhibit C.

1.6           Merger Consideration.

 (a)           Certain Definitions.  The parties hereto agree that due to the Delaware Domestication, certain terms used herein may be more or less customary when used in a Cayman or a Delaware context and such terms shall be given their corollary meanings as is customary in the corresponding jurisdiction as appropriate.  For avoidance of doubt, and without limiting the foregoing: (A) the term Ordinary Shares, when used for periods prior to the Delaware Domestication, shall correspond to shares of Common Stock for periods after the Delaware Domestication; and (B) the term Preference Shares (or references to a particular series of Preference Shares) for periods prior to the Delaware Domestication shall correspond to shares of Preferred Stock (or the corresponding series of Preferred Stock, as applicable) after the Delaware Domestication.  As used herein, the following terms shall have the following meanings:

 (i)                 “Cash” shall mean cash (excluding restricted balances and including Option Proceeds) and cash equivalents (including marketable securities and short term investments), determined in accordance with this Agreement and the Accounting Convention applied consistently with the Most Recent Balance Sheet and the Payout Spreadsheet Trial Run.

 (ii)                “Company Charter” shall mean the certificate of incorporation of the Company as in effect immediately prior to the Effective Time.

 (iii)               “Company Debt” shall mean any Indebtedness of the Company Group that remains outstanding immediately prior to the Effective Time.

 (iv)                “Company Group” is sometimes used herein to refer to the Company and its Subsidiaries, on a consolidated basis.

 (v)                 “Company Shares” shall mean the issued and outstanding shares of capital stock of the Company, including the Ordinary Shares (and the shares of Common Stock into which they may be converted in the Restructuring) and the Preference Shares (including the shares of Preferred Stock into which they may be converted in the Restructuring).

 (vi)                “Company Transaction Expenses” shall mean all Transaction Expenses of the Company that remain unpaid as of the Effective Time.

 (vii)              “Effective Time Holder” shall mean each holder of Company Shares as of immediately prior to the Effective Time that does not properly dissent from the merger under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.11 of this Agreement.

 (viii)             “Eligible Company Options” shall mean the Company Options, irrespective of whether they are vested or unvested as of the Effective Time, other than the Out-Of-The-Money Options.

 (ix)                “Fair Market Value” shall mean the amount set forth on Exhibit P, which is the fair market value of the Indian Subsidiaries as determined by an independent third party valuator.

 (x)                “Fully Diluted Company Share Number” shall mean the sum of (1) the number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time, plus (2) the number of shares of Common Stock subject to Eligible Company Options as of immediately prior to the Effective Time, plus (3) the number of shares of Common Stock into which all shares of Preferred Stock issued and outstanding as of immediately prior to the Effective Time would be converted if such shares of Preferred Stock were converted into shares of Common Stock pursuant to the Company Charter (regardless of whether actually converted).

 (xi)               “Indebtedness” shall mean (1) any indebtedness of the Company Group, for borrowed money or issued in substitution of or exchange of indebtedness for borrowed money, (2) any indebtedness of the Company Group evidenced by any note, debenture or other debt security, (3) any and all capitalized lease obligations to the extent they are reflected, or required to be reflected, as liabilities on the face of a consolidated balance sheet of the Company Group in accordance with the Accounting Convention (net of the related security deposit or letter of credit), (4) any Liabilities of the Company Group for the deferred purchase price of property or other assets (including any “earn-out” payments); (5) any Liabilities of the Company Group under or with respect to any performance bond or letter of credit or any bank overdrafts and similar charges (net of the related restricted cash), (6) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (1) through (5) (except with respect to capitalized lease obligations) of this definition and (7) any indebtedness referred to in clauses (1) through (6) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or is secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries.  Notwithstanding the foregoing, and for avoidance of doubt, the term “Indebtedness” shall expressly: (A) exclude any and all amounts owed to sublessees or KPMG in respect of security deposits or advances held by the Company Group (to the extent that the same would otherwise be classified as indebtedness hereunder) in connection with the subletting to such sublessees of any leasehold interests of the Company Group and (B) include any current portions of indebtedness (without duplication of any amounts reflected in Working Capital).

 (xii)              “Indian Subsidiaries” shall mean Business Process Outsourcing (India) Private Limited and Outsourcepartners International Private Limited, companies incorporated under the Laws of Republic of India.

 (xiii)             “Indian Tax Authorities” shall mean any Governmental Body authorized, empowered or otherwise responsible for the imposition, collection, administration, appeal or oversight of the Indian Taxes, including the Authority for Advance Rulings established under the ITA.

 (xiv)              “Indian Taxes” shall mean any capital gains taxes plus any interest and penalty leviable, if any, on such taxes arising under the Laws of the Republic of India resulting from any deemed or actual transfer or change of control of the Indian Subsidiaries as a result of Transactions.

 (xv)               “Option Proceeds” shall mean the aggregate exercise prices of all Eligible Company Options as of immediately prior to the Effective Time.

 (xvi)              “Ordinary Shares” shall mean shares in the capital of the Company of $0.001 par value designated as ordinary shares and having the rights provided for in the Company Charter.  The Ordinary Shares shall be converted into shares of Common Stock in the Delaware Domestication.

 (xvii)            “Out-Of-The-Money Option” shall mean any Company Option that has an exercise price per share immediately prior to the Effective Time that is equal to or greater than the Per Share Merger Consideration.

 (xviii)           “Payout Spreadsheet” shall mean a spreadsheet, to be provided with the Estimated Statement, setting forth the following: (1) the Estimated Merger Consideration (as reflected on the Estimated Statement); (2) the Per Share Merger Consideration, determined as of immediately prior to the Effective Time in accordance with the Company Charter; (3) each shareholder’s portion of the Estimated Merger Consideration and contribution to the Escrow Amount, Tax Escrow Amount and Company Agent Retention Amount; (4) the portion of Option Consideration allocable to each holder of a Company Option; and (5) other applicable withholdings.  The Payout Spreadsheet shall be prepared and determined in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Payout Spreadsheet Trial Run.

 (xix)             “Payout Spreadsheet Trial Run” shall mean the spreadsheet attached hereto on the date hereof as Exhibit D, setting forth good faith estimates of the following: (1) the Merger Consideration; and (2) the Per Share Merger Consideration, in each case determined on a pro forma basis as if the Closing occurred on the date of this Agreement.

 (xx)              “Per Share Merger Consideration” shall have the meaning set forth in Section 1.6(c) below.

 (xxi)             “Preference Shares” shall mean shares in the capital of the Company of $0.001 par value designated as Series A Preference Shares and $0.001 par value designated as Series B Preference Shares and, in each case, having the rights provided for in the Company Charter. The Preference Shares shall be converted into shares of Preferred Stock in the Delaware Domestication.

 (xxii)            “Pro Rata Share” shall mean, with respect to each Effective Time Holder, as to any Damages or as to the Escrow Amount, the Tax Escrow Amount or otherwise for purposes of this Agreement, the percentage of the Merger Consideration to which such Effective Time Holder is entitled.

 (xxiii)           “Tax Resolution Date” shall mean (1) the next day immediately following the issuance of an unfavorable Indian Tax Ruling or (2) in the event of a favorable Indian Tax Ruling, the next day following the earliest of the (A) expiration of ninety (90) days, being the limitation period for filing special leave petition under Article 136 of the Constitution of India where no special leave petition has been filed, (B) the date that the Supreme Court of the Republic of India denies admission of a special leave petition or (C) the date that the Supreme Court of the Republic of India issues a final ruling with respect to the Indian Tax Applications, in each case with respect to the Indian Tax Ruling; provided, that if the Company Agent and Parent mutually agree to terminate the Tax Escrow Agreement pursuant to the mechanics set forth in the Tax Escrow Agreement prior to the earliest of the dates set forth in (1) or (2) above, the date of such termination shall be deemed the Tax Resolution Date.

 (xxiv)           “Transaction Expenses” shall mean all fees, costs and expenses of the Company (including those described in Section 11.2 of this Agreement), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at the Effective Time, and whether or not invoiced prior to the Effective Time, that relate to this Agreement or any of the Transactions, including (A) any fees, costs or expenses of the Company or its Subsidiaries payable to the Company’s, its Subsidiaries, or the Restricted Shareholders’ outside legal counsel, financial advisor, accountants or other service providers in connection with this Agreement or any of the Transactions, (B) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses, (C) any fees, costs and expenses or payments (other than payment of Option Consideration) of the Company Group related to any Transaction-Based Compensation, (D) any Transfer Taxes (other than Parent Transfer Taxes), and (E) any other fees, costs and expenses or payments resulting from, or related to (including travel and lodging expenses incurred by employees to the extent the purpose of the travel is related to the Transactions), the change of control of the Company Group (including the cost of the so-called “tail” policy described in Section 6.4) or otherwise payable in connection with receipt of any consent or approval in connection with the Transactions.  Notwithstanding the foregoing, with respect to any fees payable by the Company to Avendus Capital Inc. (“Avendus”) pursuant to that certain Client Agreement dated as of October 12, 2010 or Financial Technology Partners LP or FTP Securities LLC (collectively, “FTP”) pursuant to an engagement letter dated as of November 18, 2010, in accordance with such Client Agreement and engagement letter fee arrangements, respectively, any amounts deposited in escrow are not required to be paid to Avendus or FTP unless and until such amounts are paid to the Effective Time Holders and accordingly such portion of such fees shall not be deemed to be Transaction Expenses hereunder, unless and until such amounts are paid to Avendus or FTP at which time such portion of such fees will be paid as set forth on Section 1.6(a)(xxiv) of the Disclosure Letter.

 (xxv)             “Working Capital” shall equal the difference (which may be a positive number or negative number) between:

      (1)           the current assets of the Company Group as reflected on the face of a consolidated balance sheet of the Company Group as of the Effective Time (provided, that, for purposes of this definition, the following items shall be excluded from the current assets of the Company Group: Cash and the other adjustments to current assets reflected on Annex I) and provided that the Tax Benefit Amount shall be included in the current assets of the Company Group; less

      (2)           the amount of the current liabilities of the Company Group as reflected on the face of a consolidated balance sheet of the Company Group as of the Effective Time (provided, that, for purposes of this definition, the following items shall be excluded from the current liabilities of the Company Group: the current portion of Company Debt; Company Transaction Expenses; and the other adjustments to current liabilities reflected on Annex I).

For the avoidance of doubt, the calculation of Working Capital shall be determined in accordance with the Accounting Convention.   No party shall challenge the methodology or principles used in the determination of the Working Capital set forth in Annex I, and the final Working Capital shall be determined using the Accounting Convention.

 (b)           Calculation of the Merger Consideration.  The “Merger Consideration” shall equal an aggregate amount in cash determined as follows:

 (i)                 $91,000,000 (the “Enterprise Value”);

 (ii)                minus, on a dollar-for-dollar basis, the amount of the Company Debt;

 (iii)              minus, on a dollar-for-dollar basis, the amount of the Company Transaction Expenses that are unpaid as of immediately prior to the Effective Time;

 (iv)               plus, on a dollar-for-dollar basis, an amount equal to the Cash of the Company Group as of immediately prior to the Effective Time (such amount, the “Closing Cash”); and

 (v)                 (1)           plus, on a dollar-for-dollar basis, the amount by which the Working Capital is greater than $500,000 (the “Working Capital Baseline”) or (2) minus, on a dollar-for-dollar basis, the amount by which the Working Capital is less than the Working Capital Baseline.

 (c)           Per Share Merger Consideration.  The “Per Share Merger Consideration” into which each Company Share issued and outstanding immediately prior to the Effective Time shall be converted shall be equal to the quotient of (i) the Merger Consideration  divided by (ii) the Fully Diluted Company Share Number.

1.7           Escrow.  Of the Merger Consideration, $5,000,000 (the “Escrow Amount”) shall be deposited by the Surviving Company at the Closing, by wire transfer of immediately available funds, into an escrow account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement for the period commencing on the Closing Date and ending twenty (20) months thereafter (the “Escrow Period”) for the purpose of satisfying indemnification claims pursuant to Section 9 and Section 10; provided, that if the Tax Resolution Date has not occurred prior to the expiration of the Escrow Period, the Escrow Agent shall retain, in addition to the Retention Amount (as defined in the Escrow Agreement) the lesser of (a) $1,000,000 and (b) the amount then remaining in the Escrow Account (such lesser amount, the “Indian Tax Coverage Amount”) in the Escrow Account until the expiration of the Tax Escrow Period for the sole purpose of satisfying any Indian Tax Obligation that exceeds the Tax Escrow Amount.  Except as provided in Section 1.16, no amount shall be withheld from (and the Escrow Amount shall not include any amounts in respect of) Option Consideration.   For U.S. income tax purposes, the Escrow Amount shall be treated as owned by the Parent, and all taxable income attributable to the investment of the Escrow Amount during the Escrow Period shall be allocated to the Parent for U.S. income tax purposes unless and until the Escrow Amount is distributed to the Effective Time Holders, and neither Parent nor its Affiliates will report the Escrow Amount as a payment to the Effective Time Holders for U.S. income tax purposes unless and until the Escrow Amount is distributed to the Effective Time Holders.

1.8           Tax Escrow.  Of the Merger Consideration, [REDACTED]* (the “Tax Escrow Amount”) shall be deposited by the Surviving Company at the Closing, by wire transfer of immediately available funds, into an escrow account (the “Tax Escrow Account”) pursuant to the terms of the Tax Escrow Agreement for the period commencing on the Closing Date and ending promptly after the full distribution of the Tax Escrow Account following the Tax Resolution Date pursuant to the payment mechanics set forth in the Tax Escrow Agreement (the “Tax Escrow Period”) for the sole purpose of satisfying any Indian Tax Obligation that may arise on account of the Transactions.  Except as provided in Section 1.16, no amount shall be withheld from (and the Tax Escrow Amount shall not include any amounts in respect of) Option Consideration.  For U.S. income tax purposes, the Tax Escrow Amount shall be treated as owned by the Parent, all taxable income attributable to the investment of the Tax Escrow Amount during the Tax Escrow Period shall be allocated to the Parent for U.S. income tax purposes, and neither Parent nor its Affiliates will report the Tax Escrow Amount as a payment to the Effective Time Holders for U.S. income tax purposes unless and until the Tax Escrow Amount is distributed to the Effective Time Holders.

1.9           Calculation and Payment of Estimated Merger Consideration.

_____________________
*  Confidential treatment has been requested with respect to this portion of the agreement, and such confidential portion has been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

 (a)           Estimated Statement.  Not less than five (5) days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent a reasonably detailed statement (the “Estimated Statement”) containing (i) good faith estimates of the Company Debt, Company Transaction Expenses, Closing Cash and Working Capital, and (ii) the Company’s calculation of the Merger Consideration (based on the Company’s good faith estimates of the Company Debt, Company Transaction Expenses, Closing Cash and Working Capital) pursuant to Section 1.6(b) (the “Estimated Merger Consideration”).  The Estimated Statement shall be based upon the books and records of the Company Group and other information then available and shall be reasonably acceptable to Parent, it being understood that the reasonable expectation of Parent is that, in preparing the Estimated Statement, the Company will use estimating methodology and assumptions that the Company believes will be substantially more likely to result in a payment by Parent pursuant to Section 1.10(e)(i) rather than a payment from the Escrow Account pursuant to Section 1.10(e)(ii).  If Parent disputes any amount set forth on the Estimated Statement, Parent and the Company shall work together, in good faith, to resolve any such dispute.  The final Estimated Statement shall be provided to the Company Agent at Closing.

 (b)           Payments.

 (i)                 Prior to the Closing but after the conditions set forth in Section 7.2 have been satisfied or waived in writing by Parent, Parent shall provide the Company with evidence that it has provided Merger Sub with funds sufficient for the Surviving Company to pay the Merger Consideration.

 (ii)                At the Closing, Parent or the Surviving Company shall pay the Company Transaction Expenses by wire transfer of immediately available funds to each of the applicable vendors.

 (iii)               Immediately after the Effective Time:

      (1)           The Surviving Company shall deposit the Escrow Amount, by wire transfer of immediately available funds, into escrow pursuant to the terms of the Escrow Agreement for the purpose of satisfying indemnification claims pursuant to Section 9 and Section 10 hereof;

      (2)           The Surviving Company shall deposit the Tax Escrow Amount, by wire transfer of immediately available funds, into escrow pursuant to the terms of the Tax Escrow Agreement for the purpose of satisfying indemnification claims pursuant to Section 9.10 hereof;

      (3)           The Surviving Company shall pay the Company Agent Retention Amount to the Company Agent in accordance with Section 11.1 hereof; and

      (4)           The Surviving Company shall cause the Paying Agent to pay to each individual and entity listed on Exhibit E (the “Closing Date Payees”), by wire transfer of immediately available funds, an amount equal to the product of  (A) the Per Share Merger Consideration and  (B) the number of Company Shares owned by such Person minus such Person’s applicable portion of the amounts referred to in Section 1.9(b)(iii)(1), (2) and (3), subject to the Paying Agent’s prior receipt from the applicable Closing Date Payee of a duly executed Letter of Transmittal.

 (iv)               The payment obligations pursuant to this Section 1.9(b) shall remain a direct obligation of Parent notwithstanding the fact that it is the Surviving Company’s obligation to make such payments. If the Surviving Company fails to make any payment pursuant to this Section 1.9(b) that it is otherwise obligated to make, Parent shall make such payment in its place.

1.10         Calculation and Payment of Final Purchase Price.

 (a)           Within seventy-five (75) days following the Closing, the Surviving Company shall prepare and deliver to the Company Agent its final determination of the Merger Consideration, including statements of the Company Debt, Company Transaction Expenses, Closing Cash and Working Capital (each, a “Final Statement” and collectively, the “Final Statements”), including such schedules and data as may be appropriate to support such calculations.  The Surviving Company shall provide the Company Agent with reasonable access (including electronic access, if available) to the Records and the employees and accountants of the Surviving Company and its Subsidiaries to review the Final Statements, and the Company Agent shall be entitled to review any working papers, trial balances and similar materials relating to the Final Statements prepared by or on behalf of the Surviving Company.

 (b)           If the Company Agent objects to the Surviving Company’s determination of the Company Debt, Company Transaction Expenses, Closing Cash or Working Capital, as reflected in the Final Statements, the Company Agent shall notify the Surviving Company in writing of such objection(s) within thirty (30) days after receipt of the Final Statements from the Surviving Company (an “Objection Notice”).  The Objection Notice shall specify which Final Statement(s) are being disputed and (to the extent the underlying information is available to the Company Agent) describe in reasonable detail the basis for such disputes.

 (c)           If the Company Agent delivers an Objection Notice with respect to one or more Final Statements in accordance with Section 1.10(b), then the Company Agent and the Surviving Company shall attempt to resolve such disputed items.

 (d)           In the event that the Surviving Company and the Company Agent are unable to resolve the disputed items within thirty (30) days after delivery of the Objection Notice, either the Surviving Company or the Company Agent may demand that such disputed items be referred to Grant Thornton or such other independent accounting firm as is mutually acceptable to the Surviving Company and the Company Agent to finally resolve such disputed items.  Such independent accounting firm shall act as an arbitrator to determine only the disputed items, and the determination of each disputed item shall be within the range established by the Final Statements and the Objection Notice.  The determination of such independent accounting firm shall be made as promptly as possible and shall be final and binding upon the parties.  Each party hereto shall be permitted to submit such data and information to such independent accounting firm as the parties deem appropriate, and each party shall provide all such data and information in its possession as the other party shall reasonably request.   All expenses and fees incurred in connection with the independent accounting firm will be allocated in inverse proportion to the amounts paid to the prevailing party and such expenses and fees shall be paid by Parent or from the Company Agent Retention Account, as applicable.

 (e)           The Company Debt, Company Transaction Expenses, Closing Cash and Working Capital as determined in accordance with this Section 1.10 shall be used to determine the final Merger Consideration in accordance with Section 1.6 (the “Final Merger Consideration”).  Once the Final Merger Consideration is determined in accordance with Section 1.6 and this Section 1.10, the following shall occur:

 (i)                 if the Final Merger Consideration exceeds the Estimated Merger Consideration, the Surviving Company shall pay or cause the Paying Agent to pay such difference to the Effective Time Holders in accordance with their respective Pro Rata Share, within three (3) business days following the determination of the Final Merger Consideration, by check or wire transfer to such Effective Time Holder; or

 (ii)                if the Estimated Merger Consideration exceeds the Final Merger Consideration, the Company Agent and Parent shall instruct the Escrow Agent to pay to the Surviving Company from the Escrow Account by wire transfer of immediately available funds to a bank account designated in writing by Parent, within three (3) business days following delivery of such written notice, the amount set forth in such notice (provided that the aggregate amount payable to the Surviving Company shall not be less than the difference between the Estimated Merger Consideration and the Final Merger Consideration).

Any amounts payable under this Section 1.10 shall be paid, together with interest at the prime rate of interest as reporting in The Wall Street Journal on the Closing Date, accruing as of the Closing Date and ending on the date of payment.

 (f)            If necessary, the Company Agent shall revise the Payout Spreadsheet to reflect any changes to the amounts reflected thereon resulting from changes in the Final Merger Consideration (as compared to the Estimated Merger Consideration), and shall provide such revised Payout Spreadsheet to Parent promptly (but in any event within three (3) days) following the determination of the Final Merger Consideration.

1.11         Conversion of Shares.

 (a)           Conversion.  Subject to Sections 1.14 and 1.15, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, each Company Share outstanding immediately prior to the Effective Time shall be converted into the right to receive , following the surrender of the certificate representing such Company Share in accordance with Section 1.14, the following consideration:

 (i)                 each Company Share owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration with respect thereto;

 (ii)                each Company Share (whether a share of Common Stock or a share of Preferred Stock) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration from the Surviving Company; and

 (iii)              each share of Common Stock par value $0.01 of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Company.

The amount of cash, if any, that each shareholder of the Company is entitled to receive for the Company Shares held by such shareholder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares of each class and series of Company Shares held by such shareholder.

 (b)           Adjustments.  In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Company Shares payable in Company Shares or in any right to acquire Company Shares, or effects a subdivision of the outstanding Company Shares into a greater number of Company Shares, or in the event the outstanding Company Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Company Shares, then the amounts payable in respect of Company Shares pursuant to Section 1.11(a) shall be appropriately adjusted.

1.12         Options.

 (a)           Option Payment.  At the Effective Time, each then-outstanding Company Option, shall be cancelled as follows: (i) in the case of an Eligible Company Option, such Eligible Company Option shall be cancelled in exchange for the right to receive a portion of the Merger Consideration for each share of Common Stock subject to such Company Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (1) the number of shares of Common Stock subject to such Eligible Company Option immediately prior to the Effective Time and (2) the amount by which the Per Share Merger Consideration exceeds the per share exercise price of such Company Option, or (ii) in the case of each Company Option (other than the Eligible Company Options), such Company Option shall be cancelled without the payment of cash or issuance of other securities in respect thereof.  The Company shall use commercially reasonable efforts to obtain prior to Closing, from each holder of an Eligible Company Option, a release of any and all rights the holder thereof had or may have had in respect of such Eligible Company Option in the form attached hereto as Exhibit N.  The aggregate amount paid or payable in respect of the cancellation of the Eligible Company Options as set forth in this Section 1.12(a) is referred to herein as the “Option Consideration.”  As soon as practicable following the Closing, the Surviving Company shall make available Option Consideration for payroll processing and distribution among the holders of Eligible Company Options with each such payment being reduced by any income, employment or similar tax withholding required under the Code or any provision of state, local or foreign Tax law.

 (b)           Option Plan Notices.  Prior to the Effective Time, the Company shall deliver to the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

 (c)           Approval of Company Option Cash Out.  Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) and each committee of the Company Board responsible for the administration of any plan (each, a “Stock Option Plan”) under which Company Options are outstanding immediately prior to the Effective Time shall adopt resolutions (i) concluding that the disposition of Company Options described in Section 1.12(a) hereof is permitted under the terms of each Stock Option Plan and (ii) directing that the disposition of Company Options as described in Section 1.12(a) hereof shall be effected in accordance with the terms of Section 1.12(a).

 (d)           Other Actions.  The Company shall take all actions that may be necessary or that Parent considers appropriate (under the Company Option Plans or otherwise) to effectuate the provisions of this Section 1.12 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect to such Company Options, except as otherwise set forth in this Agreement.

1.13         Closing of the Company’s Transfer Books.  At the Effective Time, holders of certificates representing Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the share transfer books of the Company shall be closed with respect to all such shares outstanding immediately prior to the Effective Time.  No further transfer of any such Company Shares shall be made on such share transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any of such Company Shares (a “Company Share Certificate”) is presented to the Surviving Company or Parent, such Company Share Certificate shall be canceled and shall be exchanged as provided in Section 1.14.

1.14         Surrender and Payment.

 (a)           Not less than five (5) days prior to the Closing Date, Parent shall designate and enter into an agreement with a bank or trust company in the U.S. to serve as Paying Agent in the Merger (the “Paying Agent”).  A copy of the agreement with the Paying Agent shall be provided to the Company Agent.  Immediately after the Effective Time, the Surviving Company shall pay to the Paying Agent, in immediately available funds, sufficient cash necessary for the payment of the Merger Consideration as provided in Section 1.11 upon surrender as part of the Merger of Company Share Certificates formerly representing Company Shares.  Funds made available to the Paying Agent shall be invested by the Paying Agent as reasonably directed by the Surviving Company.

 (b)           As promptly as practicable after the Effective Time (and in any event within three (3) business days after the Effective Time), the Surviving Company shall cause the Paying Agent to mail to each holder of record of a Company Share Certificate (other than the Closing Date Payees): (i) a letter of transmittal in the form attached as Exhibit O (the “Letter of Transmittal”), which (1) specifies that delivery shall be effected, and risk of loss and title to the Company Share Certificates shall pass, only upon actual delivery of the Company Share

Certificates to the Paying Agent, (2) contains an appointment of the Company Agent as the agent and true and lawful attorney-in-fact of the Effective Time Holders in accordance with Section 11.1 and (3) is otherwise acceptable to Parent and the Company; and (ii) instructions for use in effecting the surrender of the Company Share Certificates in exchange for the Merger Consideration, without any interest thereon.  Upon surrender of Company Share Certificates for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal, the holder of such Company Share Certificates shall be entitled to receive in exchange therefor a check or wire transfer in the amount of the Per Share Merger Consideration (less such holder’s Pro Rata Share of the Escrow Amount, the Tax Escrow Amount and the Company Agent Retention Amount) for each Company Share formerly represented thereby to be mailed or paid within five (5) business days of receipt of such Company Share Certificate and Letter of Transmittal, in accordance with this Section, and the Company Share Certificates so surrendered shall be canceled.

 (c)           Promptly following the date that is six (6) months after the Effective Time, unless the Surviving Company shall otherwise direct the Paying Agent in writing, the Paying Agent shall deliver to the Surviving Company all cash and any documents in its possession relating to the Transactions, and the Paying Agent’s duties shall terminate.  Thereafter, each holder of a Company Share Certificate shall thereafter look only to the Surviving Company for payment of the Merger Consideration and may surrender such Company Share Certificate to the Surviving Company or Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor its applicable portion of Merger Consideration, without any interest thereon.  Notwithstanding the foregoing, none of the Paying Agent, Parent, Merger Sub, the Company or the Surviving Company shall be liable to a holder of Company Shares for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirement.

 (d)           If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed, the Paying Agent (or if more than six (6) months after the Effective Time, the Surviving Company or Parent), shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the Merger Consideration deliverable in respect thereof determined in accordance with this Agreement.

 (e)           No dividends or other distributions with respect to capital stock of the Surviving Company with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate.

 (f)           All cash paid in respect of the surrender for exchange of Company Shares in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Shares.  If, after the Effective Time, Company Share Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Agreement.

1.15         Dissenting Shares.

 (a)           Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who (i) shall have not voted in favor of the Merger or consented thereto in writing, (ii) demanded in accordance with the DGCL the appraisal of such Company Shares and (iii) shall have properly dissented from the Merger in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Merger Consideration.  At the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

 (b)           Notwithstanding the provisions of Section 1.15(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her dissenters’ rights, then, as of the later of Effective Time and the occurrence of such event, such holder’s Company Shares shall be converted into and represent only the right to receive the consideration for Company Shares to which such shareholder would otherwise be entitled under Section 1.11, without interest thereon, upon surrender of the Company Share Certificate(s) representing such Company Shares.

 (c)           The Company shall give the Company Agent and Parent prompt written notice of any demand for appraisal received by the Company pursuant to the DGCL.  The Company Agent shall have the exclusive authority to assume the control of the defense of any proceeding with respect thereto, including, at the expense of the Effective Time Holders, the employment of counsel reasonably satisfactory to the Company, and the Company shall cooperate fully with the Company Agent and make available all pertinent information under its control in connection therewith; provided that the Company shall not offer to make or make any payments with respect to any demands for appraisal without the prior written consent of Parent.

 (d)           Notwithstanding the foregoing, to the extent that Parent, the Surviving Company or the Company is required by applicable Legal Requirements to make any per share payment or payments in respect of Dissenting Shares in excess of the applicable Per Share Merger Consideration that otherwise would have been payable in respect of such Company Share under this Agreement (a “Dissenting Share Payment”), Parent shall be entitled to recover under the terms of Section 9.3(c) hereof the amount of such Dissenting Share Payment.

1.16         Withholding Rights.  The Surviving Company shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  For the avoidance of doubt, the Surviving Company shall not withhold any amounts in respect of the Indian Tax except for the delivery of the Tax Escrow Amount to the Escrow Agent pursuant to Section 1.8.  The Surviving Company shall be entitled to deduct and withhold from the Merger Consideration payable to Persons who have outstanding obligations under those certain promissory notes previously entered into in favor of the Company by certain current or former employees of the Company and its Subsidiaries (each, a “Promissory Note”) and after making such deductions all Promissory Notes will be cancelled and no Promissory Note shall remain outstanding.  To the extent that such amounts are so withheld and paid over to the proper Governmental Body by the Surviving Company, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the holders of Company Shares in respect of which such deduction and withholding was made by the Surviving Company.  For the avoidance of doubt, the employer’s share of payroll and employment Taxes imposed in connection with Transaction-Based Compensation shall be a Transaction Expense but will not reduce Working Capital.

1.17         Deposit.  Simultaneously with the execution of this Agreement by the parties hereto, Parent shall deliver $10,000,000 in cash (the “Deposit Amount”) to the Escrow Agent to be held in accordance with the terms and conditions of the Deposit Agreement.  At the Effective Time, the Escrow Agent shall deliver to the Surviving Company the Deposit Amount, including any interest thereon (the “Total Deposit Amount”) to be used solely as partial payment of the Merger Consideration.  If this Agreement is terminated pursuant to Section 8.1(a), 8.1(c), 8.1(d) or 8.1(e), the Total Deposit Amount shall be immediately returned to Parent in accordance with the instructions delivered by Parent and the Company in accordance with the Deposit Agreement.  If this Agreement is terminated pursuant to Section 8.1(b), the Total Deposit Amount shall immediately be paid to the Company in accordance with instructions delivered by the Company and Parent to the Escrow Agent in accordance with the Deposit Agreement.  Parent, on the one hand, and the Effective Time Holders, on the other hand, shall share equally all costs incurred under the Deposit Agreement.  For U.S. income tax purposes, the Deposit Amount shall be treated as owned by Parent, and all taxable income attributable to the investment of the Deposit Amount shall be allocated to Parent for U.S. income tax purposes unless and until the Deposit Amount is distributed to the Effective Time Holders.

1.18         Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that the statements contained in this Section 2 are true and correct, except as expressly set forth on the Disclosure Letter attached hereto (the “Disclosure Letter”).  The Disclosure Letter shall be arranged in numbered sections corresponding to the sections contained in this Section 2 and any information disclosed therein under any section of the Disclosure Letter shall be deemed disclosed and incorporated into any other section of the Disclosure Letter as and to the extent that it is reasonably apparent on the face of the disclosure contained therein that such deemed disclosure and incorporation is applicable to such other section.

2.1           Existence and Power.  The Company is an exempted company duly incorporated with limited liability, validly existing and in good standing under the Legal Requirements of the Cayman Islands.  The Company is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material.  At the Closing, the Company will be a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware.  At the Closing, the Company will be duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material.  The Company has heretofore delivered to Parent true and complete copies of the Company Charter and its other organizational documents as currently in effect and the documents necessary to carry out the Restructuring.

2.2           Corporate Authorization.

 (a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption and approval of this Agreement and the approval of the Merger by the Requisite Shareholder Vote on the record date for the Shareholders Meeting, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

 (b)           At a meeting duly called and held, the Company’s Board of Directors has unanimously approved and adopted this Agreement and the Transactions and unanimously resolved to recommend approval of the adoption of this Agreement by its shareholders.  The only votes or consents required to approve this Agreement by the Company’s shareholders under the DGCL and the Company Charter are set forth on Section 2.2(b) of the Disclosure Letter (the “Requisite Shareholder Vote”).

2.3           Subsidiaries.

 (a)           Except for the Subsidiaries of the Company identified in Section 2.3(a) of the Disclosure Letter, the Company does not own, directly or indirectly or through nominees, any capital stock of or any other equity interest in, directly or indirectly, any other Person or any Subsidiary, and, to the Knowledge of the Company, the Company is not a party to, member of or participant in any partnership, joint venture or similar business entity.  Each Material Subsidiary of the Company is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of formation.   Each Material Subsidiary of the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.  The Company has made available a true and correct copy of each Material Subsidiary’s certificate of incorporation and bylaws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof, to Parent and no amendments thereto are pending.

 (b)           Except as set forth in Section 2.3(b) of the Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Material Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien.

 (c)           There are no outstanding (i) securities of the Company or any of its Material Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any other Subsidiary or (ii) options or other material rights to acquire from the Company or any of its Material Subsidiaries, or obligation on the part of the Company or any of its Material Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Company’s Material Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”).  No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Subsidiary Securities.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.  There are no Contracts to which the Company or any of its Material Subsidiaries is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any capital stock of, or other equity or voting interest in, any Person, or (ii) vote or dispose of any capital stock of, or other equity or voting interest in, any Person.  None of the Company and its Material Subsidiaries is obligated to make any loan or capital contribution to any Person.

 (d)           Except as set forth in Section 2.3(d) of the Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary (other than the Material Subsidiaries) of the Company is owned by the Company, directly or indirectly, free and clear of any Lien.  The Subsidiaries set forth in Section 2.3(d) of the Disclosure Letter are the Material Subsidiaries.  The Company is not a party to, member of or participant in any partnership, joint venture or similar business entity.

 (e)           Business Process Outsourcing Ltd. (“BPO Mauritius”) is a private company incorporated in Mauritius and holds a Category 1 Global Business License issued by the Financial Services Commission of Mauritius.

 (f)            BPO Mauritius is a tax resident of Mauritius by virtue of Section 73 of the Income Tax Act 1995 of Mauritius and also pursuant to Article 4 of the India-Mauritius Double Taxation Avoidance Agreement, dated August 24, 1983 (effective as from July 1, 1983) (“India-Mauritius Treaty”) and can thus avail itself of the tax benefits under the India-Mauritius Treaty.

 (g)           The Mauritius Revenue Authority has duly issued a Tax Residency Certificate to BPO Mauritius for the period from August 28, 2010 to August 27, 2011 which is valid under applicable Law.

 (h)           There are no directors on the board of BPO Mauritius who are based in, or resident of, India.

 (i)            The activities of BPO Mauritius are managed and controlled by its board of directors and all the board meetings are held in Mauritius.  All key managerial and commercial decisions that are necessary for the conduct of the business of BPO Mauritius are taken by its board of directors.

 (j)            The principal activity of BPO Mauritius is that of making investments into other companies and entities.  Such investments are legally and beneficially owned by BPO Mauritius.

 (k)           BPO Mauritius has acquired all the equity shares of the Indian Subsidiaries on repatriable basis and such shares are not held as stock in trade.

 (l)            BPO Mauritius does not have a permanent establishment in India as defined in Article 5 of the India-Mauritius Treaty.

 (m)          BPO Mauritius has filed all the required Tax Returns in Mauritius and has always complied with all other applicable requirements under Mauritius Tax Laws.

2.4           Capitalization.

 (a)           The authorized share capital of the Company consists of (i) 38,400,000 Ordinary Shares, of which, as of the date hereof, 10,370,897 Ordinary Shares are issued and outstanding and (ii) 11,600,000 Preference Shares, of which (1) 1,600,000 have been designated Series A Preference Shares and of which, as of the date hereof, all of such Series A Preference Shares are issued and outstanding and (2) 10,000,000 have been designated Series B Preference Shares and of which, as of the date hereof, 9,340,000 are issued and outstanding.  All outstanding Company Shares (A) are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 2.4(a) of the Disclosure Letter, are not subject to preemptive rights created by statute, the Company Charter or bylaws or any Contract to which the Company is a party or by which it is bound, and (B) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Legal Requirements.

 (b)           At the Closing, the authorized capital stock of the Company will consist of 38,400,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 11,600,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which (i) 1,600,000 have been designated Series A Preferred Stock and (ii) 10,000,000 have been designated Series B Preferred Stock.  At the Closing, all outstanding Company Shares (1) will be duly authorized, validly issued, fully paid and non-assessable, (2) will not be subject to preemptive rights created by statute, the Company Charter or bylaws or any Contract to which the Company will be a party or by which it will be bound, and (3) will have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Legal Requirements.

 (c)           Except for the Company Option Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any share option plan or any other plan or agreement providing for equity compensation to any Person.  The Company Option Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and its shareholders and is in full force and effect.  As of the date hereof, the Company has reserved a total of 2,000,000 Ordinary Shares for issuance under the Company Option Plan, of which, as of the date hereof: (i) 885,000 shares are issuable upon the exercise of outstanding, unexercised Company Options, (ii) 573,678 shares are available for grant but have not yet been granted pursuant to the Company Option Plan, and (iii) 541,322 shares have been issued and are outstanding pursuant to the prior exercise of share options or other share rights granted pursuant to the Company Option Plan.  All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Legal Requirements and with the terms and conditions of the Company Option Plan.

 (d)           Except for the outstanding Company Options identified and set forth on Section 2.4 of the Disclosure Letter, as of the date hereof, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares or equity interest of any Subsidiary of the Company, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized share appreciation, phantom share, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries.

 (e)           Except as set forth in Section 2.4 of the Disclosure Letter, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting shares of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has Knowledge, and (ii) there are no agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Shares, or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in clauses (i) and (ii) being, collectively, the “Rights Agreements”).  On or prior to the Effective Time, all Rights Agreements shall have been terminated and of no further force or effect except as provided in Section 6.3.  Neither the  Company nor its Subsidiaries have any authorized or outstanding Indebtedness, the holders of which have the right to vote (or have rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries, as applicable, on any matter.

 (f)           All Company Options have an exercise price per share that was not less than the “fair market value” of an Ordinary Share on the date of grant, as determined in accordance with the terms of any applicable granting instrument and, to the extent applicable, sections 409A and 422 of the Code.  All Company Options have been properly accounted for by the Company in accordance with GAAP, and, to the Company’s Knowledge, no change is expected in respect of any of the Financial Statements relating to expenses for stock-based compensation.  There is no pending audit, investigation or inquiry by any Governmental Body or by the Company or a Subsidiary of the Company with respect to the Company's stock option granting practices or other equity compensation practices.

2.5           Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party require no action by or in respect of, or filing with, any Governmental Body, other than (a)  the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company does business; (b) registration of the Certificate of Merger and issuance of a certificate of merger by the Secretary of State of Delaware; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws; (d) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of the Company to consummate the Transactions; and (e) any actions or filings with respect to the Restructuring.

2.6           Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 2.5, contravene, conflict with or result in a material violation or breach of any provision of any Legal Requirement, (c) except as set forth on Section 2.6 of the Disclosure Letter require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate any Contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

2.7           Financial Statements.  The Company has heretofore furnished Parent with true and accurate copies of (a) the unaudited consolidated balance sheet of the Company and Subsidiaries as of February 28, 2011 (the “Most Recent Balance Sheet”) and the related consolidated statement of operations for the two-month period ended on the date of the Most Recent Balance Sheet (collectively, the “Interim Financial Statements”); and (b) the audited consolidated balance sheets of the Company and Subsidiaries as of December 31, 2010 and December 31, 2009, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, together with the notes thereto (collectively, the “Audited Financial Statements” and together with the Interim Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, except for the absence of footnotes in the case of the Interim Financial Statements.  The Financial Statements present fairly the consolidated financial position of the Company and Subsidiaries as of their respective dates and the consolidated results of their operations and their cash flows for the respective periods then ended, subject, in the case of the unaudited Interim Financial Statements, to normal year-end adjustments.

2.8           Accounts Receivable.  The Accounts Receivable of the Company Group as set forth on the Most Recent Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Company Group consistent with past practice and (b) not subject to valid defenses, set-offs or counterclaims.  The allowance for collection losses on the Most Recent Balance Sheet and, with respect to Accounts Receivable arising since the Most Recent Balance Sheet, the allowance for collection losses shown on the accounting records of the Company Group, have been determined in accordance with GAAP consistent with past practice.  As to each Account Receivable in excess of $25,000 that is included in the “accounts receivable” line item on the Most Recent Balance Sheet (the “Material A/R”), to the Knowledge of the Company, the Company is not aware, as of the date hereof, of any fact or circumstance that would be reasonably expected to prevent the Company Group from fully collecting such Material A/R in the ordinary course of business, consistent with the terms thereof.

2.9           No Undisclosed Liabilities.

 (a)           There are no Liabilities of any kind of the Company Group, except (i) as disclosed in the Most Recent Balance Sheet; (ii) Liabilities not required to be disclosed on the Most Recent Balance Sheet pursuant to GAAP, which are not in any event in excess of $100,000 in the aggregate; (iii) Liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet, whether or not required to be disclosed on a balance sheet pursuant to GAAP, which are not in the aggregate in excess of $100,000; (iv) obligations under the Material Contracts and obligations under customer and supplier Contracts or to employees, in each case, entered into in the ordinary course of business; and (v) as set forth in the Disclosure Letter.

 (b)           Full and timely payment has been made, or otherwise properly accrued on the books and records of the Company and any member of the Controlled Group, of all amounts that the Company and any member of the Controlled Group are required under the terms of the Company Employee Plans to have paid as contributions to such Company Employee Plans on or prior to the date hereof (excluding any amounts not yet due).  All Liabilities of the Company and its Subsidiaries in respect of any Company Employee Plan (including workers compensation) that have not been paid as of the date of this Agreement, have been properly accrued on the Company’s Interim Financial Statements in compliance with GAAP.  There are no reserves, assets, surpluses or prepaid premiums with respect to any Company Employee Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA.

2.10         Absence of Certain Changes.  Except as set forth on Section 2.10 of the Disclosure Letter, since December 31, 2010, the Company and its Subsidiaries have conducted the Business in the ordinary course consistent with past practices, and neither the Company nor any of its Subsidiaries has:

 (a)           suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard;

 (b)           made any capital expenditure or capital commitment in excess of $100,000 in any individual case or $500,000 in the aggregate;

 (c)           amended or changed the Company’s Charter or bylaws or any Subsidiary’s comparable organizational documents;

 (d)           changed its accounting methods, principles or practices;

 (e)           declared, set aside or paid any dividend or other distribution with respect to any Company Shares or other ownership interests or repurchased or redeemed or committed to repurchase or redeem any Company Shares or other ownership interests other than in the ordinary course of business consistent with past practices;

 (f)            other than in the ordinary course of business consistent with past practice, changed the employment terms of, paid any bonus to, increased any salary or wages for or entered into any employment Contract with, any Person, or instituted any employee welfare, bonus, share option, profit-sharing, retirement or similar plan or arrangement with, any of its directors, officers or employees;

 (g)           merged into, consolidated with, or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it;

 (h)           suffered any adverse change with respect to its business or financial condition which has had, or would reasonably be expected to have, a Material Adverse Effect; or

 (i)            taken any action which, if taken after the date hereof, would require the consent of Parent pursuant to Section 4.2(b).

2.11         Properties.

 (a)           Neither the Company nor any of its Subsidiaries own any real property.  The Company and its Subsidiaries leases or subleases all real property used in the Business.  Section 2.11(a) of the Disclosure Letter sets forth a list of all leases, subleases and other agreements involving real property and to which the Company or any of its Subsidiaries are a party (each, a “Real Property Lease”) and provides a description of all real property leased, subleased, or otherwise used or occupied by the Company or its Subsidiaries (the “Real Property”), specifying the name of the lessor or sublessor, the lease term (including any renewal or extension terms), the address of the real property, and the basic annual rent of each Real Property.  True, correct and complete copies of all Real Property Leases (including any and all amendments, modifications, side letters, information with respect to security deposits, extensions and supplements thereto) have been made available to Parent.

 (b)           Except as set forth in Section 2.11(b) of the Disclosure Letter (none of which shall materially interfere with the intended use, operation or value of the Real Property), the Company and its Subsidiaries have, as applicable, valid leasehold interests in the Real Property, subject only to the terms and conditions of the applicable Real Property Lease and to any Permitted Liens.  Except as set forth on Section 2.11(b) of the Disclosure Letter, neither the Company nor its Subsidiaries, as applicable, have leased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof.

 (c)           All of the land, buildings, structures and other improvements used in and necessary for the operation and conduct of the businesses of the Company and its Subsidiaries are included in the Real Property and are, in the aggregate, in adequate operating condition and repair, normal wear and tear excepted.

 (d)           The Company and its Subsidiaries have adequate means of ingress and egress to the Leased Real Property.

 (e)           Except as set forth in Section 2.11(e) of the Disclosure Letter, to the Knowledge of the Company, and other than the rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase all or any portion of the Company’s or any of its Subsidiaries’ interest in the Real Property.  Furthermore, neither the Company nor its Subsidiaries are a party to any agreement or option to purchase any real property or interest in real property.

 (f)            Neither the Company nor its Subsidiaries are, and, to the Company’s Knowledge, no other party to any Real Property Lease is, in breach or default in any material respect under the applicable Real Property Lease, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default.

 (g)           Except as set forth in Section 2.11(g) of the Disclosure Letter, neither the Company nor its Subsidiaries has received written notice of any pending condemnation, eminent domain, adverse possession or similar proceeding of any kind against the Real Property or any portion thereof and, to the Company’s Knowledge, none are threatened against the Real Property.

 (h)           Except as set forth in Section 2.11(h) of the Disclosure Letter, (i) to the Company’s Knowledge, there are no existing facts which would prevent the Real Property from being used after the Closing Date in a manner comparable to the present use prior to the Closing Date and (ii) the use of the Real Property, or any portion thereof and the improvements erected thereon, does not, in any material respect, breach, violate or conflict with (A) any covenants, conditions or restrictions applicable thereto, to the Company’s Knowledge, or (B) the terms and provisions of any Real Property Lease relating thereto.

2.12         Taxes.  Except as set forth on Section 2.12 of the Disclosure Letter:

 (a)           Each of the Company and its Subsidiaries has, in accordance with all applicable Legal Requirements, filed all Tax Returns that were required to be filed by it in the past six (6) years through the date of this Agreement, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, correct and complete in all material respects.  Each of the Company and its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes during such period which have or may become due and payable by it (whether or not shown on any Tax Return).   No claim has been made through the date of this Agreement by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

 (b)           Neither the Company nor any of its Subsidiaries has agreed to, has been requested to agree to or has requested any extension or waiver of the statute of limitations applicable to any of its material Tax Returns or to any Taxes due from the Company or any of its Subsidiaries for any taxable period.

 (c)           Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnification agreement (a “Tax Sharing Agreement”).  For the avoidance of doubt, a Tax Sharing Agreement shall not include those agreements that are ordinary course commercial agreements, the primary purpose of which does not relate to Taxes.

 (d)           Neither the Company nor any of its Subsidiaries has received any notice of assessment or proposed or, to the Company’s Knowledge, threatened assessment in connection with any Tax or a Tax Return, there are no Tax examinations, Tax claims or Tax actions currently pending, asserted or, to the Company’s Knowledge, threatened, and all deficiencies have been fully and timely paid, settled or properly reflected in the Audited Financial Statements.

 (e)           Outsourcepartners International Private Limited has not received any written notice of assessment or, to the Company’s Knowledge, threatened assessment relating to any tax exemptions that have been availed in respect of operations carried on by it in any Special Economic Zone as defined under the laws of the Republic of India and the Company and Outsourcepartners International Private Limited has made available true and correct documentation relating to the setting up of the operations in any Special Economic Zone to Parent.

 (f)            Since January 1, 2006, the Company and its Subsidiaries have withheld and collected all material Taxes required to have been withheld and collected, have paid over to the proper Taxing Authority all such Taxes in a timely manner and have each complied in all material respects with all Tax information reporting provisions of all Legal Requirements.

 (g)           Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

 (h)           Since January 1, 2006,  neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any Taxing Authority, or signed an agreement with respect thereto with respect to any Tax year, including closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law.

 (i)            Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

 (j)            Neither the Company nor any of its Subsidiaries has (i) been a member of an Affiliated Group filing a consolidated return (other than a group the common parent of which was the Company) or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes or (ii) any liability for Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

 (k)           The Company and its Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all Tax Returns filed, examination reports and statements of deficiencies for taxable periods ending, or transactions consummated, after January 1, 2006.

 (l)            There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

 (m)          Neither the Company nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax law).

 (n)           Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

 (o)           Neither the Company nor any of the Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code, or comparable provisions of state, local or foreign Tax law.

 (p)           Any material adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Bodies, has been so reported.

 (q)           There is no Contract covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of its Subsidiaries by reason of Section 280G of the Code.

 (r)           The Company and its Subsidiaries have not engaged in transactions that, in the aggregate, would result in the inclusion of any income in excess of $100,000 under Section 951 of the Code (“Subpart F Income”) by Parent, the Company or any of its Subsidiaries for the taxable period that includes the Closing Date.

 (s)           Each of Business Process Outsourcing Ltd. and OPI Ltd. has made a valid election under Treasury Regulations Section 301.7701-3(c) to be treated as a disregarded entity for U.S. federal income Tax purposes and such election is currently in effect as of the Closing.

 (t)           The Indian Subsidiaries have continuously availed themselves of the exemptions, incentives and benefits available under provisions of Section 10AA / 10A of the ITA without any lapse or break of continuity.

 (u)           The Indian Subsidiaries are not and have not been identified or treated as a representative assessee for any entity under the ITA.

 (v)           All Contracts entered into by the Indian Subsidiaries with their Affiliates have been at arm’s length basis and have not been subject to any transfer pricing adjustments by any Taxing Authority.

 (w)           All the transfer pricing documents pertaining to the Indian Subsidiaries are and have been maintained in accordance, in all material respects, with applicable Legal Requirements at all times.  No Legal Proceedings are pending or, to the Knowledge of the Company, threatened against the Indian Subsidiaries in relation to transfer pricing.

 (x)           The Indian Subsidiaries are and have always been in compliance with all the exchange control regulations and regulatory requirements of India including the Foreign Exchange Management Act of 1999 (“FEMA”) and the regulations issued under FEMA and the Foreign Direct Investment Policy of India.

 (y)           The Indian Subsidiaries do not have any permanent establishment or place of business outside India.  Further, the Indian Subsidiaries are not and have not been treated as a permanent establishment for any foreign entity.

2.13         Litigation.  Except as disclosed in Section 2.13 of the Disclosure Letter, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against or affecting, the Company or any of its Subsidiaries, or the Transactions, before any Governmental Body that would be reasonably likely to result in a payment in excess of $50,000, the issuance of any Governmental Order or that is otherwise material.

2.14         Material Contracts.

 (a)           Section 2.14(a) of the Disclosure Letter specifically identifies by subsection each Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound that constitutes a Material Contract, and any amendments thereto. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

 (i)                 any Contract with a customer or supplier that involves the payment or receipt of money in excess of $750,000 for either of the fiscal years ended December 31, 2010 or December 31, 2009;

 (ii)                any partnership, joint venture or other similar Contract;

 (iii)              any Contract relating to Indebtedness;

 (iv)               any Contract materially limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area;

 (v)                 any Contract relating to the purchase or sale of real property, or any interest therein, by the Company or any Subsidiary, or any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee (or sub-lessor or sub-lessee) of any real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that by its terms requires a payment in excess of $100,000 per annum;

 (vi)               any Contract that the Company reasonably anticipates will involve individual or aggregate payments or consideration of more than $250,000 in the calendar year ending December 31, 2011 for goods and services furnished to the Company or any of its Subsidiaries;

 (vii)              any Contract under which the Company or any of its Subsidiaries would incur any change-in-control payment, any additional payment or benefit, any acceleration of a payment or benefit or similar compensation obligations to its employees by reason of the consummation of the Transactions;

 (viii)             any phantom stock, stock option, stock purchase or stock appreciation rights plan;

 (ix)               any Contract under which the Company or any of its Subsidiaries has advanced or loaned an amount in excess of $25,000 to any Person, other than trade credit in the ordinary course of business consistent with past practice;

 (x)                any employment, severance, retention, non-competition or separation Contract with any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries including any Contract under which the Company or any of its Subsidiaries would incur any change of control Liability by reason of the consummation of the Transactions;

 (xi)               any Contract that provides for “most favored nation” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

 (xii)             any Contract with any current or former officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries, with any family member of any of the foregoing, or with any Affiliate of any such family member which imposes continuing obligations on the Company or any of its Subsidiaries;

 (xiii)            any Contract for the sale, transfer or acquisition of any of the assets, capital stock or businesses of the Company or any of its Subsidiaries (other than, in the case of sales or transfers of assets, in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, capital stock or businesses of the Company or any of its Subsidiaries, in each case under which there are material outstanding obligations;

 (xiv)             any license, covenant-not-to-sue or other Contract (A) pursuant to which the Company or any of its Subsidiaries use any Licensed Intellectual Property that is material to the conduct of the Business (other than off-the-shelf software licenses) or, (B) pursuant to which the Company or any of its Subsidiaries has granted to a third party any right in or to any Owned Intellectual Property;

 (xv)               any Contract for capital expenditures involving payments of more than $100,000 individually or in the aggregate, in each case under which there are material outstanding obligations;

 (xvi)             any Contract entered into in the past three years involving any resolution or settlement of any actual or, to the Company’s Knowledge, threatened Action with a value of greater than $50,000 or which imposes material continuing obligations on the Company or any of its Subsidiaries;

 (xvii)            any Contract under which the Company or any of its Subsidiaries has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice;

 (xviii)           any Contract (or group of related agreements) the performance of which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $500,000 per year that is not terminable with less than sixty (60) days notice, or that is otherwise material to the Company and its Subsidiaries, taken as a whole;

 (xix)             any other Contract not made in the ordinary course of business that is material to the Business taken as a whole.

 (b)           Each Material Contract is a valid and binding agreement of the Company or its Subsidiary and is in full force and effect, and the Company or its Subsidiaries, as applicable, are not, and to the Company’s Knowledge, neither is any other party thereto, in default in any material respect under the terms of any such Material Contract, nor, to the Company’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

2.15         Intellectual Property.

 (a)           Section 2.15(a) of the Disclosure Letter lists all registered Patents, Trademarks, Copyrights and Domain Names, including all applications therefor, and all material unregistered Intellectual Property owned or purported to be owned by or on behalf of the Company or its Subsidiaries.  For purposes hereof, the term “Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.  All of the registrations, issuances and applications set forth on Section 2.15(a) of the Disclosure Letter are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

 (b)           Except as disclosed on Section 2.15(b) of the Disclosure Letter, each item of the Company Intellectual Property is either: (i) owned solely by the Company or its Subsidiaries free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company, its Subsidiaries and their respective successors pursuant to a valid and enforceable written license (“Licensed Intellectual Property”).  The Company and its Subsidiaries have taken all reasonably necessary measures to maintain and protect each item of the material Owned Intellectual Property.

 (c)           To the Knowledge of the Company, the use of the Company Intellectual Property and the operation of the Business by the Company and its Subsidiaries as currently conducted does not infringe any Person’s Intellectual Property rights.  No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company and/or its Subsidiaries of any of the Owned Intellectual Property or (ii) alleging that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale or import of the Company Products, or any other exercise of rights in any of the Company Intellectual Property by the Company and its Subsidiaries, infringes or will infringe on any Intellectual Property or other proprietary or personal right of any Person have been asserted against the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, are threatened by any Person.  There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the material Owned Intellectual Property, other than review of pending Patent applications set forth on Section 2.15(a) of the Disclosure Letter, and, to the Knowledge of the Company, there is no  information indicating that such proceedings are threatened or contemplated by any Governmental Body or any other Person.  To the Knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the Company or any of its Subsidiaries in any Licensed Intellectual Property.

 (d)           The Company Intellectual Property is sufficient for Parent to carry on the Business from and after the Closing Date in all material respects as presently carried on by the Company and its Subsidiaries, consistent with the past practice of the Company and such Subsidiaries with respect to the Business.

 (e)           To the Knowledge of the Company, all material software used by the Company or its Subsidiaries (the “Company Software”) (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.  Except as set forth in Section 2.15(e) of the Disclosure Letter, to the Knowledge of the Company, no Company Software contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses). With respect to the items set forth in Section 2.15(e) of the Disclosure Letter, if any, the applicable license terms do not (i) require, or condition the use or distribution of any Company Software on the disclosure, licensing or distribution of any source code for any portion of such Company Software or (ii) otherwise impose any material limitation, restriction or condition on the right or ability of the Company or any of the Company’s Subsidiaries to use or distribute any Company Software.

 (f)           The Company and each of its Subsidiaries has made back-ups of all Company databases, has maintained such backups at a secure off-site location, and has fully encrypted all databases and all data capable of identifying any individual (whether on its own or in conjunction with other data that is in or is likely to come into the possession of the Company or any of its Subsidiaries) collected, obtained or used by the Company and its Subsidiaries (“Personal Information”) prior to and during transportation or transmission of such databases and Personal Information outside the Company’s or its Subsidiaries’ facilities.

 (g)           The Company and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Information, a true, correct and complete copy of which has been provided to Parent prior to the date hereof.  The Company and each of its Subsidiaries is in material compliance with all applicable laws regarding the collection, use and protection of Personal Information and with the Company’s and its Subsidiaries’ Privacy Policy, and to the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its Subsidiaries.  The Company and its Subsidiaries have adequate security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party.  The execution, delivery and performance of the Transaction Documents and the consummation of the Transactions do not violate the Privacy Policy as it currently exists.  No claims are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Information.

 (h)           The Company and its Subsidiaries have taken commercially reasonable and appropriate steps to maintain and protect the Owned Intellectual Property (including any Company Software) for the conduct of the business of the Company as conducted and as currently proposed to be conducted.  Without limiting the foregoing, (i) the Company and its Subsidiaries have required all of their respective employees, consultants or independent contractors that have created any material Owned Intellectual Property to assign to the Company (or Subsidiary, as applicable) all of their right, title and interest in such material Owned Intellectual Property, and (ii) no such employees, consultants or independent contractors, past or present, can successfully claim any ownership interest in any of the material Owned Intellectual Property.

2.16         Insurance Coverage.  Section 2.16 of the Disclosure Letter contains a complete list of all insurance policies (including “self-insurance” programs) currently maintained by the Company and its Subsidiaries (collectively, the “Insurance Policies”).  The Insurance Policies are in full force and effect, neither the Company nor its Subsidiaries is in default in any material respect under any Insurance Policy, and no claim for coverage under any Insurance Policy, other than contested claims under the Company’s or its Subsidiaries’ workers’ compensation policies or subject to any Company Employee Plans, has been denied during the past two (2) years.  Neither the Company nor any of its Subsidiaries has Knowledge of or received any written notice of cancellation or intent to cancel with respect to the Insurance Policies.  The Company has made available accurate loss-runs for the last three years in respect of the Company and each of its Subsidiaries.

2.17         Compliance with Legal Requirements.  Except as set forth in Section 2.17 of the Disclosure Letter, each of the Company and its Subsidiaries is in compliance in all material respects with all Legal Requirements and Governmental Orders applicable to it or the Business or by which any property, asset or the business or operations of the Business is bound or affected.  Except as set forth in Section 2.17 of the Disclosure Letter, there are no material permits, licenses, membership privileges, authorizations, consents, approvals, waivers or franchises to be granted by or obtained from any Governmental Body (“Permits”) that are required for the Company or its Subsidiaries to operate the Business.  Neither Company nor its Subsidiaries have received written communication from any Person alleging noncompliance with any Legal Requirements or Governmental Orders.

2.18         Employee Benefit Plans.  Except for the plans or arrangements listed on Section 2.18 of the Disclosure Letter, neither the Company nor one or more members of its Controlled Group directly or indirectly, maintains, sponsors or has an obligation or liability with respect to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or any material benefit arrangement that is not an “employee benefit plan” as defined in Section 3(3) of ERISA, including any retirement, supplemental retirement, vacation, pension, profit-sharing, savings, welfare benefit, retiree health, life insurance, executive compensation, incentive, bonus, severance, termination, retention, change of control, employment, consulting, collective bargaining, deferred compensation, share option, share purchase, restricted stock, phantom stock or other equity based, educational assistance, Section 125 of the Code “cafeteria” or “flexible” benefit, employee loan, or any other fringe benefit plan, program, policy, practice, agreement or arrangement, or other employee benefit plan, program, policy, practice or arrangement, whether written or unwritten, formal or informal, but specifically excluding regular salary and wages paid in the ordinary course of business (i) under which any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits, or that is maintained, sponsored or contributed to by any of the Company or any of its Subsidiaries, or which any of the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, (ii) with respect to which any of the Company or any of its Subsidiaries has any direct or indirect liability, whether contingent or otherwise, or (iii) that is maintained or contributed to by the Company or any of its Subsidiaries or any Controlled Group member for the benefit of current or former employees of the Company or any of its Subsidiaries (each such plan, program, arrangement or contract hereinafter referred to collectively as the “Company Employee Plans” and individually as a “Company Employee Plan”).  For the purposes of this Agreement, “Controlled Group” shall mean the Company and any trade or business, whether or not incorporated, which is treated together with the Company as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.  With respect to each Company Employee Plan identified on Section 2.18 of the Disclosure Letter:

 (a)           Each Company Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Legal Requirements, including ERISA and the Code, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the

Knowledge of the Company, threatened (i) with respect to any Company Employee Plan or (ii) by or on behalf of any current or former employee of the Company or any of its Subsidiaries relating to his or her employment, termination of employment, compensation or benefits; there is no pending or, to the Knowledge of the Company, threatened proceeding involving any Company Employee Plan before the IRS, the United States Department of Labor or any other Governmental Body.

 (b)           No member of the Controlled Group, Company Employee Plan, fiduciary of such Company Employee Plan or administrator of such Company Employee Plan, has taken any action, or failed to take any action, which action or failure could subject the Company, the Company’s Subsidiaries, or any respective employee thereof, to any Liability for breach of any fiduciary duty, the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA, or for any prohibited transaction (as defined in Section 4975 of the Code).

 (c)           Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified and has been so qualified during the period since its adoption, and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code and has been so exempt since its creation; a copy of the most recent determination letter from the IRS (or an opinion letter issued to the prototype sponsor of the plan on which the Company or any of its Subsidiaries is entitled to rely) regarding such qualified status for each such plan has been delivered to Parent taking into account the Economic Growth Tax Relief Reconciliation Act of 2001 and such letter has not been revoked, or the remedial amendment period under Section 401(b) of the Code and IRS Revenue Procedure 2005-66 has not expired, and to the Company’s Knowledge, no fact or event has occurred that would reasonably be expected to adversely affect such qualification; each asset held under any qualified plan may be liquidated or terminated without the imposition of any redemption or surrender charge or comparable liability.

 (d)           The Controlled Group does not maintain or contribute and has never maintained or contributed to, otherwise participated in or have or had any actual or contingent liability with respect to a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code or Section 302 or Title IV or ERISA, nor did or does the Controlled Group have or had any actual or contingent liability with respect to a to a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code or incurred any actual or contingent liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan that has not been satisfied in full.

 (e)           Neither the Company nor any Company Subsidiary has incurred any current or projected liability in respect of post-employment health, medical or any life insurance benefits for any current or former employees of the Company or any of its Subsidiaries, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the employee or former employee, or except as required by other applicable Legal Requirements or Agreements.  No Company Employee Plan

that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

 (f)           The Company has delivered to Parent with respect to each Company Employee Plan (i) all written documents comprising the material terms of such Company Employee Plan (including amendments and individual, trust or insurance agreements relating thereto); (ii) if applicable, for the three most recent years (A) Forms 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports with respect to each such Company Employee Plan; (iii) the summary plan description currently in effect and all material modifications thereto, if any, for each such Company Employee Plan; (iv) written communications to employees in the possession of the Company to the extent the substance of any Company Employee Plan described therein differs materially from the other documentation furnished under this Section 2.18; (v) the most recent IRS determination letter or IRS opinion letter with respect to such Company Employee Plan qualified under Code Section 401(a); and (vi) for the last three years, all correspondence in the Company’s possession with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, the UK Pensions Regulator or the SEC and any other Governmental Body regarding the operation or administration of any Company Employee Plan.

 (g)           No individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Employee Plan, (i) none of the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, (ii) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Employee Plan, and (iii) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Legal Requirements in connection with the administration or investment of the assets of any Company Employee Plan.  Each Company Employee Plan subject to Section 409A of the Code has been operated and administered in compliance with and is in written form in compliance with Section 409A of the Code and any applicable regulatory guidance promulgated thereunder.

 (h)           Except as set forth in Section 2.18(h) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, or cause (i) any current or former employee or any other “disqualified individual” (as defined in Section 280G(c) of the Code) of the Company or any of its Subsidiaries to be entitled to severance pay or any other payment (except pursuant to a Company Employee Plan or severance arrangement disclosed in the Disclosure Letter), (ii) the accelerated vesting, funding or delivery of, any payment or benefit or increase the amount payable to any employee or any other “disqualified individual” (as defined in Section 280G(c) of the Code) of the Company or any of its Subsidiaries or any other material obligation under a Company Employee Plan or (iii) result in any forgiveness of Indebtedness.  Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in or cause any payment or benefit to any employee or any other “disqualified individual” (as defined in Section 280G(c) of the Code) of the Company or any of

its Subsidiaries that would not be deductible under Section 280G of the Code or that would be subject to excise tax under Section 4999 of the Code.  For purposes of the foregoing sentence, the term “payment” shall include any payment, substitution of new stock options for stock options issued by the Company or any of its Subsidiaries, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.  No employee or any other “disqualified individual” (as defined in Section 280G(c) of the Code) of the Company or any of its Subsidiaries is entitled to receive any additional payment (including any tax gross-up, indemnity, or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code.

 (i)            No assets of the Company or its Subsidiaries are allocated to or held in a “rabbi trust” or other funding vehicle in respect to any Company Employee Plan other than one qualified under Section 401(a) of the Code.  Each Company Employee Plan that is an “employee benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.19         Employees.

 (a)           The Company and its Subsidiaries are in compliance, in all material respects, with all Legal Requirements relating to employment practices.  Neither the Company nor any of its Subsidiaries has ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has experienced any labor problem that was or is material to it.

 (b)           There is no unfair labor practice or labor arbitration proceeding pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries relating to their respective businesses.  To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

 (c)           There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum alleging breach of any express or implied employment Contract, violation of any Legal Requirement governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship.

 (d)           Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries following the Closing, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment, fair employment practices, terms and conditions of employment, workers compensation, employee leave issues, wages and hours, occupational safety and health and fair labor standards, including any obligations under the Worker Adjustment and Retraining

Notification Act of 1988, as amended and any similar Legal Requirement (including any state or local laws) requiring notice to employees in the event of a plant closing, facility shutdown or layoff (“WARN”).  None of the Company or any Company Subsidiary has within the six (6) months preceding the date hereof caused with respect to employees (i) a plant closing as defined in WARN affecting any site of employment or one or more operating units within any site of employment, (ii) a mass layoff as defined in WARN or (iii) layoffs or employment terminations sufficient in number to trigger any applicable state, local or foreign law similar to WARN.  No employee of the Company or any of its Subsidiaries has suffered or is anticipated to suffer an employment loss as defined in WARN within the ninety (90) day period ending on the Closing Date.

 (e)           To the Company’s Knowledge, as of the date hereof, no employee of the Company or any of its Subsidiaries with annual compensation greater than $100,000 for 2010 plans to terminate his or her employment with the Company or any of its Subsidiaries.

 (f)           The Company has set forth on Section 2.19(f) of the Disclosure Letter a list of each Promissory Note as of the date hereof made by an employee of the Company or one of its Subsidiaries in favor of the Company or one of its Subsidiaries and has identified each such Promissory Note by name of maker, principal amount, interest rate and maturity date.  Prior to the date hereof, the Company has delivered to Parent fully executed copies of each Promissory Note.  All Promissory Notes have been reduced to writing.

2.20         Government Programs.  No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of its Subsidiaries from any Governmental Body.

2.21         Interested Party Transactions.  Except as set forth on Section 2.21 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, five percent (5%) or more shareholder, director or executive officer of the Company or its Subsidiaries.

2.22         Environmental Matters. The Company and its Subsidiaries have complied in all material respects with, and have no Liabilities pursuant to, all Legal Requirements intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”).  Neither the Company nor any of its Subsidiaries has released, handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for the use of reasonable amounts of ordinary office and/or office-cleaning supplies in compliance with Environmental Laws.  The Company has no Knowledge of any environmental investigation, study, test or analysis, the purpose of which was to discovery, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the Business has been conducted.  Neither the Company nor any of its Subsidiaries has material Environmental Liabilities.  As used herein, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Law which (a)  arise out of or in any way relate to the operations or activities of the Company Group, or any real property at any time owned, operated or leased by the Company Group, whether contingent or fixed, actual or potential, and (b)  arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

2.23         Suppliers and Customers.

 (a)           Section 2.23 of the Disclosure Letter sets forth with respect to the Company and its Subsidiaries:

 (i)                 each supplier from whom purchases exceeded $750,000 in the year ended 2010 or that is otherwise material to the Company or its Subsidiaries;

 (ii)               each supplier who constitutes a sole source of material supply to the Company or its Subsidiaries; and

 (iii)              with respect to the year ended 2010, each customer that has contributed in excess of  $750,000 of the net revenues of the Company or its Subsidiaries for such year.

 (b)           The relationships of the Company and its Subsidiaries with each supplier and customer required to be listed in Section 2.23 of the Disclosure Letter are, to the Company’s Knowledge, good commercial working relationships.  No such supplier or customer has canceled or otherwise terminated, or, to the Company’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Company or its Subsidiaries.  No member of the Company Group has received written notice, nor does the Company have Knowledge, that any such supplier or customer may, or intend to, cancel, terminate or otherwise materially and adversely modify its relationship with the Company or its Subsidiaries or limit its services, supplies or materials to the Company or its Subsidiaries, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

2.24         Finders’ Fees.  Except as disclosed on Section 2.24 of the Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from Parent, the Company or any of their respective Affiliates upon consummation of the Transactions.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date that the statements contained in this Section 3 are true and correct.

3.1           Due Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2           Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors.  No vote of Parent’s stockholders is needed to approve the Transactions.  This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

3.3           Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from any Effective Time Holder (or, if the Closing does not occur, the Company) upon consummation of the Transactions.

3.4           Sufficient Funds.  Parent will have on the Closing Date the financial capability to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 4.	PRE-CLOSING COVENANTS

4.1           Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), upon reasonable notice, the Company shall provide to Parent and its authorized Representatives reasonable access during normal business hours to the offices, books and records, Tax Returns, Contracts, commitments, facilities and accountants of the Company Group, and shall furnish and make available to Parent and its authorized Representatives all such documents and copies of documents (at Parent’s expense) and all such additional financial and operating data and other information pertaining to the affairs of the Company Group as Parent and its authorized Representatives may reasonably request; provided, however, that (a) the activities of Parent and its Representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of the Company Group and (b) in no event shall the Company be required to furnish Parent or its Representatives with any documents or information that (i) the Company Group is required by Legal Requirement, Governmental Order or Contract to keep confidential or (ii) would reasonably be expected to jeopardize the status of such document or information as privileged, attorney work product or as a trade secret.  Notwithstanding the foregoing, prior to the Closing Date, all communications between Parent or its Representatives, on the one hand, and any suppliers to or customers, employees or directors of, the Company or the Company Subsidiaries, on the other hand, shall be conducted in all material respects in compliance with a communications strategy developed jointly by the chief executive officers of Parent and the Company.

4.2           Operation of Business of Company Prior to Closing.

 (a)           During the Pre-Closing Period the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course of business consistent with past practice and use commercially reasonable efforts to:

 (i)                 preserve intact its present business organization, except as contemplated by the Restructuring;

 (ii)                maintain in effect all its material Permits;

 (iii)              keep available the services of its directors, officers and key employees;

 (iv)               maintain good relationships with its customers, suppliers, lenders and others having material business relationships with it;

 (v)                 manage its Working Capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice;

 (vi)               prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by a change in applicable law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”);

 (vii)              consult with Parent with respect to all Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten (10) business days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

 (viii)             fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

 (ix)               properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with the Accounting Convention, for all Taxes payable by it (or them) for which no Post-Signing Return is due prior to the Closing Date and all bonuses payable to any employee in the Company Group;

 (x)                promptly notify Parent of any federal, state, local or foreign income or franchise and any other suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax matter, including (without limitation) income Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Action without Parent’s consent; and

 (xi)               terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there is no further liability thereunder other than any Tax Sharing Agreements solely among the Company and any of its Subsidiaries.

 (b)           Except as otherwise expressly permitted or required by this Agreement or as set forth in Section 4.9 (Pre-Closing Restructuring) or on Section 4.2(b) of the Disclosure Letter, during the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall do any of the following:

 (i)                  issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company or any of the Company’s Subsidiaries, except for Ordinary Shares issued upon exercise of Company Options in accordance with their terms;

 (ii)                engage in any practice, take any action, or enter into any transaction outside the ordinary course of business;

 (iii)              effect any recapitalization, reclassification, split or like change in the capitalization of the Company or any of its Subsidiaries;

 (iv)               amend the organizational documents of the Company or any of its Subsidiaries;

 (v)                (A) grant any increase in the aggregate compensation of officers and directors of the Company or any of the Company Subsidiaries or make any general uniform increase in the compensation of employees of the Company or any of the Company Subsidiaries outside the ordinary course of business, except as required by any Contract existing on the date hereof, (B) grant any bonus to any employee, director or consultant of the Company or any of the Company’s Subsidiaries, except as required by any Contract existing on the date hereof or (C) enter into any retention, deferred compensation, bonus or other incentive compensation, profit sharing, share option, share appreciation right, restricted share, share equivalent, share purchase, pension, retirement, medical, hospitalization, life or other insurance or other employee benefit plan for the benefit of the officers, directors, or employees of the Company or any of the Company Subsidiaries;

 (vi)               subject any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries to any Lien;

 (vii)              sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries except in the ordinary course of business;

 (viii)             acquire any properties, assets, interests or businesses or enter into commitments for capital expenditures of the Company or any of its Subsidiaries except (A) in the ordinary course of business or (B) that do not exceed $100,000 in any individual case or $250,000 in the aggregate;

 (ix)               enter into any Contract which materially restricts the ability of the Company or any of its Subsidiaries to compete with, or conduct, any business or line of business in any geographic area;

 (x)                split, combine or reclassify any capital stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

 (xi)               declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

 (xii)              redeem, repurchase or otherwise acquire any capital stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

 (xiii)            amend any term of any capital stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

 (xiv)             do any act or knowingly omit to do any act whereby any material Company Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

 (xv)               make any loans, advances or capital contributions to, or investments in, any other Person in excess of $25,000 in any individual case or $50,000 in the aggregate;

 (xvi)             create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than the incurrence of trade indebtedness, in each case in the ordinary course of business consistent with past practice;

 (xvii)            enter into, amend or modify in any material respect or terminate any Material Contract, other than in the ordinary course of business consistent with past practice, or otherwise waive, release or assign any material rights, claims or benefits thereto of the Company or any of its Subsidiaries;

 (xviii)           settle (A) any material Legal Proceeding involving or against the Company or any of its Subsidiaries required to be set forth on Section 2.13 of the Disclosure Letter, (B) any shareholder Legal Proceeding against the Company or any of its officers or directors, or (C) any Legal Proceeding that relates to the transactions contemplated by this Agreement;

 (xix)             make or revoke any election with regard to Taxes or file any amended Tax Returns;

 (xx)              make any change in any material Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP; or

 (xxi)             agree or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 4.2 shall prohibit the Company or any of the Company Subsidiaries from taking any action or omitting to take any action as required or as contemplated by this Agreement, as required by Legal Requirement or otherwise approved in writing by Parent, which approval shall not be unreasonably withheld or delayed.

4.3           Regulatory Approvals.  The Company and Parent shall, to the extent required by any applicable Legal Requirement, file or cause their respective ultimate parents to file, with any Governmental Body all other authorizations and orders of, declarations and filings with, and notices required by such Governmental Body to permit the consummation of the Transactions.  The Company and Parent shall take (or cause to be taken) all actions and do (or cause to be done) all things reasonably necessary, proper or obtain any clearance required by a Governmental Body for the Transactions.

4.4           No Negotiation.  During the Pre-Closing Period, the Company shall not, directly or indirectly:

 (a)           solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

 (b)           participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

 (c)           consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period and provide a copy of any such inquiry, proposal or offer so received.

4.5           Efforts to Consummate.  Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing.  Nothing in this Agreement shall be construed as an attempt or an agreement by the Company or any of its Subsidiaries to assign or cause the assignment of any Contract or Permit which is by Legal Requirement non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given.

4.6           Shareholder Approval.

 (a)           Shareholders Meeting.  The Company will, as soon as reasonably practicable following the date of this Agreement, but in any event within twenty (20) days after the execution of this Agreement, establish a record date for, and, duly call, give notice of, convene and hold meeting(s) of its shareholders (the “Shareholders Meeting”) for the purpose of approving and adopting this Agreement.  Except to the extent the Company’s Board of Directors determines in good faith, after consultation with outside counsel, that to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company’s shareholders under applicable Legal Requirements, the Company will, through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement; provided that regardless of whether the Board of Directors recommends the approval and adoption of this Agreement, the Board of

Directors shall nonetheless present this Agreement to the Company’s shareholder for approval and adoption.

 (b)           Board Ratification After the Delaware Domestication; Written Consent.  At a meeting duly called and held promptly after the Delaware Domestication, (i) the Company’s Board of Directors will ratify, approve and adopt this Agreement, except to the extent the Company’s Board of Directors determines in good faith, after consultation with outside counsel, that to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements and (ii) regardless of whether the Board of Directors recommends the ratification, approval and adoption of this Agreement, the Board of Directors shall nonetheless submit this Agreement to its stockholders for approval by written consent in accordance with Section 228 of the DGCL.  For the avoidance of doubt, the approval and ratification of the Board of Directors following the Delaware Domestication described in Section 4.6(a) and this Section 4.6(b) is not a condition to Closing.

 (c)           Notice to Shareholders and Dissenters’ Rights.  Within ten (10) days following the date hereof, the Company shall deliver to each holder of Company Shares notice of the Shareholders Meeting (the “Shareholder Notice”) in material compliance with all applicable Legal Requirements.  Further, to the extent required by the DGCL, the Company shall promptly deliver to any stockholder of the Company who has not approved this Agreement a notice, in accordance with Sections 228 and 262 of the DGCL, advising the holders of Company Shares of the approval of this Agreement by written consent in accordance with Section 228 of the DGCL and advising them that they may be entitled to assert dissenters’ rights under Delaware law (the “Shareholder Dissent Notice”), and include in such Shareholder Dissent Notice all disclosure information reasonably required by applicable Legal Requirements, including a disclosure and information statement (the “Disclosure and Information Statement”).  The Company shall have taken all action reasonably necessary prior to Closing to prepare the Shareholder Notice and the Shareholder Dissent Notice, which shall comply with the requirements of Section 262 of the DGCL.

 (d)           Form of Disclosure and Information Statement.  The Disclosure and Information Statement transmitted to Shareholders in connection with the approval of this Agreement and the Merger shall be in form and substance reasonably satisfactory to Parent and Merger Sub and their counsel and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein.

4.7           Execution of Additional Documents.  Prior to Closing, from time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the Transactions.

4.8           Publicity.  No public release or announcement concerning the Transactions shall be issued by any party hereto or such party’s Affiliates or Representatives without the prior consent of the other parties hereto, except as follows:  (a) the Company may make such disclosure to its employees as it deems necessary or desirable; (b) Parent may make such disclosure in any documents utilized in connection with its financing for the Transactions, but only after the recipients of such documents have been informed of the confidential nature of the Transactions and such recipients have agreed to maintain the confidentiality of the Transactions; (c) any release or announcement required by applicable Legal Requirements (including stock exchange rules and regulations), provided the party required to make the release or announcement, to the extent practicable, allows the other party reasonable time to comment on such release or announcement in advance of such issuance; and (d) as of the date hereof, Parent and the Company are jointly issuing a press release that has been mutually agreed by the parties.

4.9           Pre-Closing Restructuring.  Prior to the Closing, the Company shall:

 (a)           cause BPO Mauritius to sell all of the equity that it owns in each of the Indian Subsidiaries to OPI Ltd. for a note receivable, the principal amount of which is equal to that portion of the Fair Market Value attributable to such equity (the “Note”);

 (b)           cause OPI US to issue equity to BPO Mauritius with a value equal to the Notes in exchange for the transfer of the Note from BPO Mauritius to OPI US;

 (c)           cause OPI Ltd. to issue equity to OPI US with a value equal to the Notes in exchange for the transfer of the Note from OPI US to OPI Ltd.; and

 (d)           de-register from the Register of Companies in the Cayman Islands pursuant to the Companies Law (2010 Revision) of the Cayman Islands and domesticate in the State of Delaware as a Delaware corporation pursuant to Section 388 of the DGCL.

The foregoing transactions shall be the “Restructuring” and the documents expected to carry out the Restructuring are substantially in the forms attached as Exhibit H.  For the avoidance of doubt, the condition related to the Restructuring contained in Section 7.2(e) of this Agreement shall be deemed satisfied notwithstanding that certain clarifying or other immaterial changes to the forms of the documents attached as Exhibit H may be necessary to carry out the intent and purpose of the Restructuring and the parties agree to act reasonably respecting such matters.

4.10         Financing.  The Company shall, and the Company shall cause its Subsidiaries and its and their respective Representatives to, provide such cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (a) providing to Parent from time to time information regarding the Company and its industry reasonably requested by the lenders providing the Debt Financing, (b) participating in meetings, presentations and due diligence sessions with prospective lenders, (c) as promptly as practicable, furnishing Parent and its Debt Financing sources information reasonably requested by any of them, (d) permitting the prospective lenders to evaluate the Company Group’s current assets, cash management and accounting systems, policies and procedures relating thereto, (e) promptly providing quarterly and monthly financial statements (excluding footnotes) to the extent available and prepared by the Company in the ordinary course of business, and (f) as of the Closing Date, taking all corporate actions necessary to authorize the consummation of the Debt Financing.  In connection with any offering materials related to the syndication of the Debt Financing (to the extent such financing is syndicated), the Company hereby consents to the use of its and its Subsidiaries’ logos, trademarks and service marks.

Notwithstanding anything to the contrary set forth herein, none of the Company and any of its Subsidiaries shall be required to pay any commitment or other similar fee in connection with the financing contemplated by the Debt Financing prior to the Closing Date.  Further, and for avoidance of doubt, Parent’s obligations to effect the Merger shall not be subject to its ability to obtain Debt Financing nor shall they be subject to any form of financing contingency.

4.11         Resignations.  The Company shall cause to be delivered to Parent on the Closing Date the resignations of those directors of the Company and its Subsidiaries of whom Parent shall have notified the Company at least five (5) days prior to the Closing Date.

4.12         Termination of Affiliate Transactions.  On or before the Closing Date, except as set forth in Section 4.12 of the Disclosure Letter and except for Liabilities relating to the payment of compensation and benefits in the ordinary course of business consistent with past practice, all Liabilities between the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including the Principal Shareholders but not including the Company and any of its Subsidiaries), on the other hand, including any and all Contracts between the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including the Principal Shareholders but not including the Company and any of its Subsidiaries), on the other hand, shall be terminated in full, without any Liability to Parent, Merger Sub, the Surviving Company, the Company or any of their respective Affiliates following the Closing.

4.13         India Remediation.  The Company will, and will cause its Subsidiaries and/or Representatives to, (a) make the applicable filings to remediate the items set forth in Section 2.12(x) of the Disclosure Letter and (b) make compounding of the breach filings under Section 297 of the Companies Act, 1956 with respect to any interested director transactions between each of BPOIPL and OPIPL and their respective directors that were not properly approved, and in each case shall, and shall cause its Subsidiaries and/or Representatives to, diligently prosecute all such filings until the Closing, at its sole cost and expense.

SECTION 5.	ABSENCE OF OTHER WARRANTIES

5.1           No Additional Warranties or Representations; Due Diligence.  Parent, on behalf of itself and its Affiliates, acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company Group or the Business, which has been communicated, furnished or made available to Parent or Merger Sub or their respective Representatives, except as set forth in the Transaction Documents.  Except in the case of a claim for Fraud of the type described in Section 9.8 against a Person, neither the Company nor any other Person shall have or be subject to any Liability to any Parent Indemnitee or any other Person resulting from the distribution to Parent or its Representatives, or any of Parent’s or its Representatives’ use of, any such information, documents or material made available to any of them in Records stored on computer disks, in online or physical “data rooms,” provided during management presentations or in any other forms in expectation of the Transactions.  Parent, on behalf of itself and its Affiliates, acknowledges and agrees that neither it nor any of its Representatives has relied, and none of such Persons is relying, upon any statement, warranty or representation (whether written or oral) not made in the Transaction Documents.  In connection with the investigation by Parent and its Representatives, they have received from or on behalf of the Company Group certain estimates, budgets, forecasts, plans and financial projections (“Forward-Looking Statements”), and Parent, on behalf of itself and its Affiliates, acknowledges that (i) there are uncertainties inherent in making Forward Looking Statements and (ii) it is familiar with such uncertainties and, subject to the representations and warranties in the Transaction Documents, is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying Forward-Looking Statements where such assumptions are explicitly disclosed).  Except as set forth in the representations and warranties in this Agreement, neither the Company Group nor any other Person is making any representation or warranty with respect to the Forward-Looking Statements.

SECTION 6.	POST-CLOSING COVENANTS

6.1           Records and Personnel.

 (a)           The Company Agent may, following the Closing, retain one (1) copy of the Company’s and its Subsidiaries’ Records contained in the Company’s virtual dataroom as of the Closing Date, such Records to be held subject to the confidentiality provisions of this Agreement, provided that such Records may be used only in furtherance of the terms of this Agreement or otherwise in connection with any dispute between the parties arising out of or relating to the Transactions.  Parent shall cause the Surviving Company to retain the Records of the Company for a period of at least six (6) years following the Closing and any other Company Records for the period prior to the Closing in accordance with the Company’s standard records retention policy.  Following the expiration of such six (6) year period, the Surviving Company may dispose of such delivered Records.  During the period in which the Surviving Company maintains such Records, upon reasonable notice and request by the Company Agent, the Surviving Company, during normal business hours, shall permit the Company Agent or any of its Representatives to examine, copy and make extracts from all Records (or provide electronic access if available), all without cost, surcharge or expense to the Surviving Company, as the Company Agent and such Representatives are reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Legal Requirements and any claims or Legal Proceedings relating in whole or in part to the Effective Time Holders, the Company or a Subsidiary of the Company, including any financial reporting obligation and in connection with any other such matter as may be reasonably requested by the Company Agent; provided, however, that (i) the activities of the Company Agent and its Representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of Parent and the Surviving Company and (ii) in no event shall the Surviving Company be required to furnish the Company Agent or its Representatives with any documents or information that (A) Parent, the Surviving Company or any of their Subsidiaries are required by Legal Requirement, Governmental Order or Contract to keep confidential or (B) would reasonably be expected to jeopardize the status of such document or information as privileged, work product or as a trade secret.

 (b)           Parent shall also cause the Surviving Company and each of its Subsidiaries to make employees of the Surviving Company and its Subsidiaries reasonably available to the Company Agent and its Representatives at such employees’ normal business location and during such employees’ normal business hours to provide such assistance to the Company Agent as may be reasonably requested by the Company Agent from time to time in connection with the Effective Time Holders’ involvement in the Company and each of its Subsidiaries, as follows:

 (i)                 to assist, as requested, in responding to inquiries from or audits by or required by any Governmental Body or to assist, as requested, in connection with any Legal Requirement, including preparation of responses and other required documents;

 (ii)                to provide support and information as necessary in connection with any accounting requirements or to prepare appropriate financial statements;

 (iii)              to provide support and information necessary for preparing Returns for periods prior to and including the years ending on or prior to the Closing Date;

 (iv)               to provide support and information to respond to any Tax inquiries, audits or other Legal Proceedings for any period or partial period prior to the Closing Date; and

 (v)                 to provide other assistance of a similar nature as may be reasonably required by the Company Agent.

6.2           Cooperation.  The parties hereto shall cooperate with each other and shall cause their respective Representatives to cooperate with each other following the Closing to ensure the orderly transition of the ownership of the Company, its Subsidiaries and the Business to Parent and to minimize any disruption to the Business that might result from the Transactions.

6.3           D&O Indemnification.  For a period of six (6) years following the Closing, Parent shall cause the Surviving Company to maintain in effect in the Surviving Company’s and its Subsidiaries’ organizational documents and the Indemnification Agreements, the provisions regarding limitation of liability and indemnification of current or former directors, officers and employees, and trustees or administrators of Company Employee Plans, and the advancement of expenses incurred contained in the Indemnification Agreements, memorandum and articles of association, bylaws or other organizational documents, as applicable, immediately prior to the Closing and shall cause the Surviving Company to honor and fulfill to the fullest extent permitted by applicable law such limitation of liability and indemnification obligations.  Subsequent to the Closing, Parent also agrees to cause the Surviving Company and each of its Subsidiaries to indemnify and advance expenses to current or former directors, officers and employees of the Company, the Surviving Company and each such Subsidiary, and trustees or administrators of Company Employee Plans, to the same extent as provided in the preceding sentence; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person was not entitled to indemnification.

6.4           D&O Liability Insurance.  For a period of at least six (6) years following the Closing, Parent shall cause the Surviving Company to maintain (or cause to be maintained), in effect, a run off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six (6) years after the Closing arising from facts or events that occurred at or before the Closing (including consummation of the Transactions).  Such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Surviving Company and the Company’s Subsidiaries.  From and following the Closing Date, Parent shall cause the Surviving Company to abide by and honor each of the Surviving Company’s and the Company Subsidiaries’ contractual obligations, if any, to provide directors’ and officers’ liability insurance to any other person, to the extent of such contractual obligation.

6.5           Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and other similar Taxes and related fees (including interest, penalties and additions thereto) incurred in connection with the Transactions (“Transfer Taxes”) shall be borne by the Effective Time Holders, other than the lesser of (a) $50,000 or (b) fifty percent (50%) of all Transfer Taxes, which shall be borne by Parent (the “Parent Transfer Taxes”).  Parent shall timely file any required Tax Returns related to Transfer Taxes.  For the avoidance of doubt, in no event shall the Indian Taxes be included in the definition of Transfer Taxes.

6.6           Confidentiality.  The Nondisclosure Agreement executed on April 30, 2011 on behalf of the Company Agent and the Company (the “Company Agent NDA”) shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

6.7           Indian Tax Ruling.

 (a)           Not later than one (1) business day after the Closing Date, the Company and BPO Mauritius shall submit applications (the “Indian Tax Applications”) for a ruling from the Authority for Advance Rulings established under the ITA relating to the applicability of Indian Taxes on the Merger and the Restructuring (the “Indian Tax Ruling”).  The Indian Tax Applications shall be agreed to by the Company and Parent prior to the date hereof, and the final Indian Tax Applications shall be provided to the Company Agent promptly after filing thereof.

 (b)           The Company Agent shall have the sole and exclusive authority to (i) interact with and communicate with the Indian Tax Authorities with respect to the Indian Tax Ruling; (ii) take positions with respect to the Indian Tax Ruling; and (iii) make any and all decisions and determinations with respect to the appeal (or any decision not to appeal) the Indian Tax Ruling or any decision by an Indian Tax Authority with respect thereto.

 (c)           Subject to Section 6.7(b), Parent, Merger Sub and the Company, and their respective counsel, will (i) cooperate in all respects with the Company Agent (and its Representatives) in connection with any filing or submission with respect to the Indian Tax Ruling and in connection with any investigation or other inquiry related thereto; (ii) keep the Company Agent reasonably informed of any substantive communication received by such party from, or given by such party to, the Indian Tax Authorities with respect to the Indian Tax Ruling or the Indian Taxes; (iii) permit the Company Agent (and its Representatives) to review any communication given by Parent, Merger Sub or the Company to, and consult with the Company Agent in advance of any meeting or conference with, the Indian Tax Authorities; and (iv) give the Company Agent (and its Representatives) the opportunity to attend and participate in meetings and conferences with the Indian Tax Authorities in respect of the Indian Tax Ruling.

 (d)            Neither Parent nor any Affiliate or Representative of Parent shall have any substantive communication with the Indian Tax Authorities with respect to the Indian Tax Ruling or the matters subject thereto, except with the prior written consent of the Company Agent and, if required by the Company Agent, in the presence of the Company Agent or its designee.

 (e)           In the event that (i) an Indian Tax Authority refunds any Indian Taxes previously paid; or (ii) the Indian Tax is reduced (on appeal or otherwise) and such reduction would otherwise constitute a refund but for circumstances which are outside of the control of the Company Agent or its designee and in lieu of a refund the taxes payable to the Indian government, other than the Indian Taxes, payable by Parent or its Affiliates are reduced (the “Parent Tax Reduction” and any such refund or Parent Tax Reduction, an “Indian Tax Refund”), then Parent shall, and shall cause its Affiliates to, promptly remit, or cause the Paying Agent to remit, the amount of any Indian Tax Refund to the Effective Time Holders in accordance with their respective Pro Rata Shares.

6.8           Third Party Rights/Amendments to Employee Plans.  Nothing in this Agreement, express or implied, shall affect the right of the Company (or, following the Closing Date, Parent or its Subsidiaries) to terminate the employment of any employee of the Company or Company Subsidiaries.  Nothing in this Agreement shall be construed to grant any current or former employee of the Company or any of its Subsidiaries a right to continued employment by, or to receive any payment or benefits from, the Company or any of its Subsidiaries or through any Company Employee Plan, or other benefit plan that increases or expands such Person’s rights beyond what is provided by the terms of such plan.  This Agreement shall not limit the ability or right of the Company or its Subsidiaries (or Parent or its Affiliates after the Closing) to amend or terminate any Company Employee Plan or other benefit or compensation plan or program (including any policy plan program or arrangement maintained by Parent or any of its Subsidiaries) and nothing contained herein shall be construed as an amendment to or modification of any such plan.  Except as set forth in Section 6.3 or 6.4 (or as otherwise set forth in Section 11), nothing contained in this Agreement, express or implied, shall (a) constitute an amendment to any Company Employee Plan or other benefit plan, (b) create any third party beneficiary rights in favor of any employees of the Company or (c) inure to the benefit of or be enforceable by any employee, director or consultant of the Company, Parent, any of their respective Subsidiaries and Affiliates, of any entity or any Person representing the interest of any employees, directors or consultants or of any Person whose rights are derivative of any such employee (including a family member or estate of the employee).

SECTION 7.	CONDITIONS PRECEDENT

7.1           Conditions Precedent to the Obligations of Each Party to Effect the Merger.  Each party’s obligations to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

 (a)           Regulatory Approvals. All authorizations and orders of, declarations and filings with, and notices to any Governmental Body, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

 (b)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Body preventing the consummation of the Transactions shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

 (c)           Shareholder Approval.  This Agreement shall have been duly adopted and approved by the Requisite Shareholder Vote.

7.2           Conditions Precedent to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

 (a)           Accuracy of Representations.

 (i)           Representations and Warranties Other than the Seller Fundamental Representations.  Each of the representations and warranties made by the Company in this Agreement (other than the Seller Fundamental Representations) shall be true and correct (without giving effect to any materiality, material adverse effect or “Material Adverse Effect” qualification therein) at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of each such date, except for: (1) those inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (2) those inaccuracies in the representations and warranties of the Company at and as of the date of this Agreement that are capable of being cured (and are cured by the Company) prior to the Closing Date; provided, however, that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct (without giving effect to any materiality, material adverse effect or “Material Adverse Effect” qualification therein) only as of such date, except for those inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

 (ii)           Seller Fundamental Representations.  Each of the Seller Fundamental Representations shall be true and correct (without giving effect to any materiality, material adverse effect or “Material Adverse Effect” qualification therein) in all but de minimis respects at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of each such date, except for those inaccuracies in the Seller Fundamental Representations at and as of the date of this Agreement that are capable of being cured (and are cured by the Company) prior to the Closing Date; provided, however, that those Seller Fundamental Representations that by their express terms are made as of a specific date shall be required to be true and correct (without giving effect to any materiality, material adverse effect or “Material Adverse Effect” qualification therein) in all but de minimis respects only as of such date.

 (b)           Performance of Covenants.  All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects.

 (c)           Material Adverse Effect.  Since the date of the latest Audited Financial Statements, there shall not have occurred any Material Adverse Effect.

 (d)           Officer’s Certificate.  The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

 (e)           Restructuring.  The Company and its Subsidiaries shall have effected the Restructuring.

 (f)           Escrow Agreements.  The Company and the Company Agent shall have executed and delivered the Escrow Agreement and the Tax Escrow Agreement to Parent and the Escrow Agent.

 (g)           Director Resignations.  Parent shall have received written resignations in customary and mutually agreeable form (which written resignations shall be effective as of and at, and subject to, the Effective Time) from those directors of the Company and its Subsidiaries identified on Section 7.2(g) of the Disclosure Letter.

 (h)           Employment Agreements.  Each of the Restricted Shareholders shall (absent death or disability) be ready, willing and able to commence employment on the Closing Date under the terms of his Employment Agreement and subject thereto (provided, that neither Parent nor Merger Sub may rely on the failure of this condition if the failure of a Restricted Shareholder to so commence employment on the Closing Date is attributable to, or a result of: (i) a failure on the part of Parent, Merger Sub or their respective Affiliates to fully honor the terms and conditions of such Employment Agreement in all respects; (ii) any repudiation of any of the terms or conditions of the Employment Agreement by Parent or Merger Sub; (iii) the failure by Parent or Merger Sub to comply with this Agreement (including Parent’s obligation to pay to such Restricted Shareholder his portion of the Merger Consideration); or (iv) the death or disability of a Restricted Shareholder).

 (i)           FIRPTA Certificate.  The Company shall deliver to Parent at the Closing a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

7.3           Conditions Precedent to Obligations of the Company.  The obligations of the Company to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

 (a)           Accuracy of Representations.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall, in the aggregate, be true and correct at and as of the date of this Agreement and at and as of the Closing Date (or, if made as of a specified period or date, at and as of such period or date) in all material respects, except for those inaccuracies in the representations and warranties of the Parent and Merger Sub made at and as of the date of this Agreement that are capable of being cured (and are cured by the Parent or Merger Sub) prior to the Closing Date.

 (b)           Performance of Covenants.  All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects.

 (c)           Officer’s Certificate.  Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

SECTION 8.	TERMINATION

8.1           Termination Events.  This Agreement may be terminated prior to the Closing:

 (a)           by Parent (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied), upon written notice to the Company, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(c) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Parent or cured by the Company, as applicable, within 30 days after receipt by the Company of written notice thereof from Parent or is not reasonably capable of being cured prior to the Termination Date;

 (b)           by the Company (if the Company is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(c) not to be satisfied), upon written notice to Parent, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Parent contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by Parent within 30 days after receipt by Parent of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date;

 (c)           by Parent if the Closing has not taken place on or before June 30, 2011 (the “Termination Date”) (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement or in any other agreement or instrument delivered to the Company);

 (d)           by the Company if the Closing has not taken place on or before the Termination Date (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

 (e)           by the mutual consent of Parent and the Company.

8.2           Termination Procedures.  If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement.  If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or Liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 1.17 and Section 11.

SECTION 9.	INDEMNIFICATION, ETC.

9.1           Effectiveness; Tax Indemnification; Indian Tax Ruling.  The provisions of this Section 9 shall apply and become effective only if the Merger is consummated.  Indemnification for Tax Losses are provided for in Section 10, except for the survival of the tax-related representations, warranties and covenants (Section 9.2) and the Limitations on Indemnification and Other Recovery (Section 9.6).  Indemnification payments, if any, survival and other matters related to the Indian Tax Ruling are set forth in Section 9.10 and the Tax Escrow Agreement.

9.2           Survival.  The representations and warranties contained in this Agreement and in any certificate delivered at the Closing pursuant to this Agreement shall survive the Closing until twenty (20) months from the date hereof (such date, or such other date described in the proviso to this sentence, the “Cut-Off Date”); provided that (i) the Fundamental Representations shall survive the Closing for a period of five (5) years and (ii) the covenants contained in Section 6.7 shall survive the Closing as provided for in Section 9.10 (and, in any such event, as to the specific covenants set forth in the foregoing clause (ii), the Cut-Off Date shall be so extended to the date set forth in such clauses solely as to the matters set forth therein).  No claim for breach of any representation, warranty, pre-Closing covenant or pre-Closing agreement may be brought after the applicable Cut-Off Date, except for claims (a) of which the Company Agent has been notified in writing with reasonable specificity by Parent prior to the applicable Cut-Off Date, or (b) of which Parent has been notified in writing with reasonable specificity by the Company Agent prior to the applicable Cut-Off Date.  It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 9.2 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The parties further acknowledge that the time periods set forth in this Section 9.2 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

9.3           Indemnification of the Parent Indemnitees.  Subject to the terms contained in this Section 9 and in the Support Agreements (but subject to the limitations contained herein and therein), the Parent Indemnitees shall be entitled to indemnification with respect to Damages incurred by any of them arising out of or as a result of: (a) any breach of any of the representations or warranties of the Company contained in Section 2 (disregarding only for purposes of quantifying such Damages, any Material Adverse Effect, materiality or similar qualifiers therein); (b) the failure of the Company to perform any of its covenants or agreements contained herein; or (c) any Dissenting Share Payments or any claim by an Effective Time Holder seeking to assert, or based upon: (i) ownership or rights to ownership of any Company Shares or options for Company Shares, (ii) any right under the Company Charter, or (iii) any claim, whether derivative or otherwise, against any director or officer of the Company relating to the sale of the Company.

9.4           Indemnification of the Shareholder Indemnitees.  Subject to the terms contained in this Section 9, the Shareholder Indemnitees, through the Company Agent, shall be entitled to indemnification with respect to Damages incurred by any of them arising out of or as a result of: (a) any breach of any of the representations or warranties of Parent or Merger Sub contained in Section 3 (disregarding only for purposes of quantifying such Damages, any Material Adverse Effect, materiality or similar qualifiers therein); or (b) the failure of Parent or Merger Sub to perform any of their covenants or agreements contained herein.

9.5           Procedure Relative to Indemnification.

 (a)           In the event that any party hereto shall claim that it is entitled to be indemnified, defended or held harmless pursuant to the terms of this Section 9 (each, a “Claim”), such party (the “Claiming Party”) shall promptly notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (a “Claim Notice”) of such Claim promptly after the Claiming Party receives notice of any action, Legal Proceeding, demand or assessment or otherwise has received notice of any claim of a third party (including a claim of an Effective Time Holder that is indemnifiable under Section 9.3(c)) (a “Third-Party Claim”) that may reasonably be expected to result in a Claim by the Claiming Party against the Indemnifying Party.  The Claim Notice shall specify the breach of representation, warranty, agreement or covenant claimed by the Claiming Party and the Damages incurred by, or imposed upon, the Claiming Party on account thereof.  If such Damages are liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the Claim of the Claiming Party.  If the amount is not liquidated, the Claim Notice shall so state and in such event a Claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the Claim is finally determined.  If the Claim is a Third-Party Claim, the Claim Notice shall also include (i) the amount and remedy sought by such third party in such Third-Party Claim (to the extent so specified by such third party) and (ii) a request that the Indemnifying Party defend the Third Party Claim.

 (b)           The following provisions shall apply to Claims of the Claiming Party which are based upon a Third-Party Claim (including any form of Legal Proceeding filed or instituted by any Governmental Body):

 (i)                 The Indemnifying Party shall have the right, upon receipt of the Claim Notice and at its expense, to defend such Third-Party Claim in its own name or, if necessary, in the name of the Claiming Party; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (A) the Third-Party Claim relates to or arises in connection with any criminal Legal Proceeding, (B) the Third-Party Claim principally seeks an injunction or equitable relief against any Indemnified Party, (C) the Third-Party Claim (together with all outstanding and unresolved Claims) has or would reasonably be expected to result in Damages in excess of the amounts remaining in the Escrow Account by $250,000 or (D)  the Indemnifying Party has failed or is failing to defend in good faith the Third-Party Claim.  The cost of such defense by the Indemnifying Party shall be paid (1) in the case of a Claim made by a Parent Indemnitee or a Tax Indemnified Parent Party (other than pursuant to Section 9.10), from the Company Agent Retention Account (to the extent of any funds remaining in such account) and thereafter from the Escrow Account (to the extent of any funds remaining in the Escrow Account), (2) in the case of a Claim made by a Parent Indemnitee pursuant to Section 9.10, from the Company Agent Retention Account (to the extent of any funds remaining in such account) and thereafter from Tax Escrow Account or (3) otherwise, by, and at the direct expense of, the Indemnifying Party.  If the Indemnifying Party so assumes the defense of the Third-Party Claim in accordance with this Section 9.5(b)(i), then any amounts held in the Escrow Account or the Tax Escrow Account, as applicable required for the reasonable cost and expense of defending such Third-Party Claim shall be promptly released to the Indemnifying Party as such costs and expenses become due and payable.  The Indemnifying Party and the Claiming Party shall instruct the Escrow Agent to release such amounts to the Indemnifying Party within five (5) days following a request by the Indemnifying Party to the Claiming Party to so instruct the Escrow Agent accompanied by reasonable and customary supporting documentation.  The Claiming Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party’s expense, to participate in the defense.  If the Indemnifying Party assumes the defense of any Third-Party Claim, it shall not settle the Third-Party Claim without the Claiming Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) the settlement does not entail any admission of liability on the part of any Indemnified Party, and (B) the settlement includes an unconditional release of each Claiming Party, as applicable, reasonably satisfactory to the Claiming Party, from all Damages with respect to such Third-Party Claim.  If the Claiming Party fails to consent to any settlement or compromise offer, the Indemnifying Party may continue to contest such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party to the Claiming Party in respect of such Claim shall not exceed such settlement or compromise offer.  The Claiming Party shall have the right (but not the obligation) to participate in the defense of such Third-Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided that the fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Claiming Party are both named parties to the proceedings and the Claiming Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to an actual conflict of interests between them.

 (ii)                Regardless of whether the Indemnifying Party elects to defend the Third-Party Claim, the Indemnifying Party shall also have the right, within thirty (30) days from receipt of the Claim Notice, to notify the Claiming Party that the Indemnifying Party disputes the merits of the Third-Party Claim or that the Third-Party Claim is the subject of indemnification hereunder.  Such dispute shall not affect the Indemnifying Party’s right to defend the Third-Party

Claim under Section 9.5(b)(i).  Failure or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of any Liability it may have to the Claiming Party, except and only to the extent that such failure or delay materially prejudices the Indemnifying Party with respect to such Third-Party Claim.

 (iii)              In the event the Indemnifying Party shall notify the Claiming Party that the Indemnifying Party does not wish to defend the Third-Party Claim, then the Claiming Party shall have the right to conduct a defense (the reasonable fees, costs and expenses of such defense to be reimbursed by the Indemnifying Party) against such Third-Party Claim and shall have the right to settle and compromise such Third-Party Claim if it acts reasonably and in good faith upon ten (10) days’ notice to, but without having to first obtain the consent of, the Indemnifying Party.

 (iv)               No settlement of any Third-Party Claim without the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) shall be determinative of the amount of Damages related to such Claim.

 (c)           Upon receipt of a Claim Notice that does not involve a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such Claim.  If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such Claim shall be deemed, conclusively, a Liability of the Indemnifying Party hereunder.  If the Indemnifying Party does timely notify the Claiming Party of such dispute, then the Claiming Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party.  If after such thirty (30)-day period there remains a dispute as to any such Claim, then the Claiming Party and the Indemnifying Party shall attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such Claim.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by Parent and the Company Agent.

 (d)           If the parties do not reach agreement with respect to a Claim that does not include a Third-Party Claim within the additional thirty (30)-day period referred to in the penultimate sentence of Section 9.5(c) or, with respect to a Third-Party Claim that was settled without the consent of the Indemnifying Party as set forth in Section 9.5(b)(iv), if the Indemnifying Party disputes such Claim within the thirty (30)-day notice period referred to in Section 9.5(b)(ii), then within five (5) business days after the conclusion of such thirty (30)-day negotiation period or delivery of the dispute notice, as applicable, the Claiming Party and the Indemnifying Party shall enter into a written agreement setting forth a reasonably detailed description of any matters that remain the subject of the dispute (the “Disputed Matters”), including a statement as to the amount which remains in dispute (the “Contested Amount”) at the conclusion of such negotiations.  Any Contested Amount shall be finally determined in accordance with Section 11.8(d).  For the avoidance of doubt, any applicable statute of limitations shall be tolled during the period that the parties are engaged in such discussions.

 (e)           Right to Submit Disputed Matters and any Remaining Contested Amount to Arbitration; Determination of the Award Amount.

 (i)                 If the Indemnifying Party and Claiming Party are unable to resolve the dispute relating to any Contested Amount as set forth in Section 9.5(d), then either the Claiming Party or the Indemnifying Party may submit the remaining Disputed Matters and the determination of the Contested Amount to binding arbitration in accordance with Section 11.8(d).  Notwithstanding the foregoing, any Third-Party Claim that was settled with the Indemnifying Party’s consent in accordance with Section 9.5(b)(iv) or determined by a final decision of a court shall not be submitted to arbitration.

 (ii)                Unless otherwise agreed to by the Claiming Party and the Indemnifying Party in writing, the final decision of the Arbitrator shall include a final determination as to the Disputed Matters (including, as applicable, the validity of any Claim) and a final determination of any remaining Contested Amount including the dollar amount, if any, of the award to the Claiming Party (any such award, the “Award Amount”), and shall be furnished to the Indemnifying Party and Claiming Party in writing.  The Arbitrator’s final determination of the Award Amount shall be final and binding on the parties to this Agreement and shall be a conclusive determination of, and final resolution with respect to, any Contested Amount for all purposes under this Agreement or otherwise.

 (f)            For purposes of this Section 9, the Company Agent shall act on behalf of the Shareholder Indemnitees.

9.6           Limits on Indemnification and Other Recovery.

 (a)           Basket.  Except as provided in Section 9.6(c) and Section 9.10, neither the Parent Indemnitees or Shareholder Indemnitees shall have any right to indemnification under Section 9.3 or Section 9.4 nor shall they be held harmless, indemnified or defended against any Damages from any Claim or Claims under Section 9.3 or Section 9.4, except until the aggregate Damages of such Indemnitees from all Claims exceed $100,000 (the “Basket Amount”), at which point such Indemnitees shall be held harmless, indemnified or defended against any Damages in excess of the Basket Amount.  Notwithstanding anything contained in the Transaction Documents to the contrary, claims asserted for Damages arising out of or relating to breaches of the Fundamental Representations shall not be subject to the Basket Amount described in this Section 9.6(a).  Indemnification for such claims shall begin at the first dollar of such Damages.

 (b)           Escrow as Cap and Exclusive Remedy.  Notwithstanding anything to the contrary contained herein, except as expressly provided in Section 9.6(c) and Section 9.10 hereof or Section 8.3 or Section 8.4 of the Support Agreements, recourse to the Escrow Amount (the “Cap”) pursuant to the terms of this Section 9 and the Escrow Agreement shall be the Parent Indemnitees’ sole and exclusive remedy and source of recovery for any and all Claims asserted or Damages (including Taxes covered by Section 10) incurred by the Parent Indemnitees arising out of or relating to this Agreement or the Transactions (irrespective of the form of action, whether pursuant to this Agreement, or in contract, in tort, by way of strict liability or otherwise).

 (c)           Additional Cap Applicable to the Principal Shareholder Representations.  Notwithstanding anything contained in the Transaction Documents to the contrary, following the Closing, claims asserted for Damages arising out of or relating to breaches of the representations or warranties in Sections 5 or 6 of the Support Agreement to which such Principal Shareholder is a party or covenants of a Principal Shareholder in the Support Agreement to which such Principal Shareholder is a party shall not be subject to the Basket Amount or Cap described in Section 9.6(a) or 9.6(b), respectively.  Indemnification for such claims shall begin at the first dollar of such Damages and shall be capped at a maximum amount equal to the amount of Merger Consideration actually received by such Principal Shareholder and shall be recoverable against such Principal Shareholder in accordance with and subject to Section 8 of such Support Agreement including, without limitation, Section 8.4(b) (Order of Recovery) and Section 8.4(c) (Pro Rata Liability for Claims) of such Support Agreement.  For the avoidance of doubt, following the Effective Time, (i) the Tax Escrow Amount shall be the first remedy and source of recovery for any and all Claims relating to the Indian Tax Obligation and the Escrow Amount (or the Indian Tax Coverage Amount if after the expiration of the Escrow Period) shall be the secondary and final remedy and source of recovery for any and all Claims relating to the Indian Tax Obligation, (ii) the Escrow Amount shall be the exclusive remedy and source of recovery hereunder for all Claims other than those relating to the Indian Tax Obligation, the Seller Fundamental Representations or (as against any particular Effective Time Holder) Fraud of the type described in Section 9.8; and (iii) the Escrow Amount shall be the first, but not the exclusive, remedy and source of recovery for all Claims related to the Seller Fundamental Representations.

 (d)           Knowledge.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

 (e)           Cut-Off Date.  The parties agree that time is of the essence with respect to any claim made or purported to be made by any party.  Accordingly, any Claim not submitted in writing to the Indemnifying Party prior to the expiration of the applicable Cut-Off Date shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the indemnifying party shall have no liability with respect thereto.  If a Claiming Party duly delivers a Claim Notice to an Indemnifying Party prior to the applicable Cut-Off Date for a given representation and warranty, then such representation and warranty will survive, with respect to the Claims expressly made in such Claim Notice, until the final  resolution of such Claims, but no other Claim may be brought with respect to such representation and warranty unless such other Claim is specified in another proper Claim Notice duly delivered prior to the applicable Cut-Off Date.

 (f)           Treatment of Insurance and Tax Benefits.  With respect to each Claim, the Claiming Party (or in the case of a Claim by any Parent Indemnitee after the Closing, the Surviving Company and the Company Subsidiaries) shall use reasonable efforts to assert all claims under all applicable insurance policies, and any Damages that may be recovered by the Claiming Party with respect to such Claim shall be net of any insurance proceeds received with respect thereto, including any costs incurred in pursuing such insurance claims and any increased insurance premiums.  To the extent that insurance proceeds are collected after a Claim has been settled, the Claiming Party shall restore the Indemnifying Party to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement of such Claim.  In addition, the Damages and Tax Losses that may be recovered by a Claiming Party pursuant to Section 9 and Section 10 shall be calculated on an after-Tax basis. Accordingly, in determining the amount of any indemnification payment for Damages and Tax Losses suffered or incurred by a Claiming Party hereunder, the amount of such Damages and Tax Losses shall be (i) increased to take into account any additional Tax cost incurred by the Claiming Party arising from the receipt of indemnification payments hereunder (“Tax Costs”) and (ii) decreased to take into account any deduction, credit or other Tax benefit actually realized by the Claiming Party with respect to such Damages and Tax Losses (“Tax Benefits”).  In computing the amount of any such Tax Cost or Tax Benefit, a Claiming Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Damages or Tax Losses; provided, that, if a Tax Cost or Tax Benefit is not actually realized in the taxable period during which an Indemnifying Party makes an indemnification payment or the Claiming Party incurs or pays any Damages or Tax Losses, the parties hereto shall thereafter make payments to one another as soon as practicable after the end of any taxable period in which a Tax Cost or Tax Benefit is actually realized (including taxable periods for which a Tax Benefit is carried back) to reflect the net Tax Costs and Tax Benefits realized by the parties hereto in each taxable period.

 (g)           Right of Subrogation.  If any of the Damages for which an Indemnifying Party is responsible or allegedly responsible under this Section 9 are recoverable or reasonably likely to be recoverable against any third party at the time that payment is due hereunder (except against any customers of the Surviving Company or any of its Subsidiaries in which case there will be no right to subrogation), the Claiming Party shall assign any and all rights that it may have to recover such Damages to the Indemnifying Party or, if such rights are not assignable for any reason, the Claiming Party shall attempt in good faith to collect any and all such Damages on account thereof from such third party for the benefit of the Indemnifying Party.  The Claiming Party shall reimburse the Indemnifying Party for any and all Damages paid by the Indemnifying Party to the Claiming Party pursuant to this Agreement to the extent such amount is subsequently paid to the Claiming Party by any Person other than the Indemnifying Party.

 (h)           No Duplication of Recovery.  Notwithstanding anything contained in the Transaction Documents to the contrary, (i) to the extent that any Damages resulting from any breach of any representation, warranty, covenant or agreement of the Company under Section 2 is taken into account as a current liability, reserved or accrued, or otherwise accounted for, in determining Working Capital, or on the Most Recent Balance Sheet, (1) no Parent Indemnitee may recover such Damages through a Claim pursuant to this Section 9 or otherwise and (2) such Damages shall not be included in the determination of whether all Damages, in the aggregate, exceed the Basket Amount and (ii) no Parent Indemnitee may recover duplicative Damages in respect of a single set of facts or circumstances under more than one representation or warranty in the Transaction Documents regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

 (i)           Duty to Mitigate.  Each party shall take and shall cause its respective Affiliates to take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.  Any fees, costs or expenses incurred by a party or its Affiliates attempting to mitigate any Damages shall be included in the total amount of Damages subject to indemnification; provided that the mitigating party receives consent from the other party (such consent not to be unreasonably withheld, conditioned or delayed).

 (j)           Disclaimer of Consequential Damages, Etc.  Notwithstanding anything contained in the Transaction Documents to the contrary, following the Effective Time, no Person shall be liable to any other Person arising out of or relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or the Transaction Documents for: (i) any consequential, incidental, indirect, special, exemplary or punitive damages of such other Person under any circumstances or (ii) any direct damages based on diminution in value, loss of profits, loss of business reputation or opportunity of such other Person or damages determined as a multiple of revenue, income or the like (the measure of damages described in this clause (ii) being referred to as “Multiple Damages”) except to the extent that the Multiple Damages were proximately caused by and are reasonably required to place the Person claiming such measure of damages in the position that it would have been in if such covenant or agreement had not been breached or such representation and warranty had been accurate; and, provided, further, however, that Multiple Damages shall not be available for any Claim under this Agreement that is not paid exclusively out of the Escrow Amount (and, for avoidance of doubt, no Effective Time Holder shall have any direct liability or obligation for Multiple Damages of the type described in clause (ii) unless, and only to the extent, such damages are paid exclusively from the Escrow Amount or except as is otherwise expressly set forth in the Support Agreements).  The foregoing limitations on damages shall not apply to any damages that are a component of a Third-Party Claim that is finally determined by the applicable court, by a settlement consented to by the Indemnifying Party or any dispute determined in accordance with Section 11.8.

9.7           Exclusive Remedies.  If the Merger has been consummated, then from and after the Effective Time, the sole and exclusive remedy of Parent, the Surviving Company, the Company Agent and the Effective Time Holders in respect of any and all claims, causes of action, or other Damages or Liabilities arising out of or relating to the Merger and the Transactions (a “Covered Matter”) (irrespective of the cause of action, whether in contract, in tort, by way of strict liability or otherwise) will be to make an indemnification claim pursuant to (and subject to the limitations and conditions of) this Section 9, Section 10 and the Support Agreement, as applicable; provided that the limitation set forth in this sentence preceding this proviso shall not apply to (a) claims of Fraud of the type described in Section 9.8 (as against the respective Person or Persons described in Section 9.8) or (b) the enforcement of, or Claims for Damages for breach of, the covenants set forth in the Company Agent NDA (as set forth in Section 6.6) against the Company Agent following the Closing.  If the Merger has been consummated, no Covered Matter will give rise to any right of any party hereto to rescind this Agreement or any of the Transactions.  Without limiting the foregoing, and except for such Claims as may be made against the Escrow Amount or Tax Escrow Amount in accordance with (and subject to) this Agreement, against the Principal Shareholders in accordance with (and subject to) the Support Agreement or against an Effective Time Holder for Fraud of the type described in Section 9.8, no Effective Time Holder and no other current or former shareholder, director, officer, employee, affiliate or advisor of the Company or its Subsidiaries shall have any personal or individual liability of any nature to the Parent Indemnitees with respect to any breach of any representation, warranty, covenant or obligation set forth in, or any other breach of, this Agreement or otherwise arising out of or relating to the Transactions.  For the avoidance of doubt, (i) no Parent Indemnitee shall assert a Claim arising out of or relating to the Indian Tax Obligation against the Escrow Amount (unless the Tax Escrow Amount has been depleted), against any Effective Time Holder (other than any Claim relating to release of the Tax Escrow Amount, but only to the extent necessary to bring or respond to such Claim) or pursuant to any Support Agreement and (ii) no Parent Indemnitee shall assert a Claim against the Tax Escrow Amount other than a Claim arising out of or relating to the Indian Tax Obligation.

9.8           Liability for Misrepresentation of Title or Fraud Committed by a Person.  Nothing in this Agreement or the Transaction Documents shall prevent any Parent Indemnitee from bringing an action (a) if the Transactions do not close, against any Principal Shareholder for violating its Support Agreement (subject to the limitations and other conditions contained therein), (b) against any Effective Time Holder for misrepresenting his, her or its title to, or ownership of, Company Shares in the Letter of Transmittal or (c) for fraud against a Person whose fraud has caused such Parent Indemnitee to incur Damages (the fraud as to any such Person, such Person’s “Fraud”) to the extent that such Damages are not otherwise recovered from the Escrow Amount or otherwise recovered pursuant to the indemnification provisions of this Agreement or the Support Agreements; provided, however, that (irrespective of whether or not Fraud is involved) no Parent Indemnitee shall be entitled to recover more than once for the same Damages.

9.9           Tax Treatment of Indemnity Payments.  It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable law or a final determination.

9.10         Indian Tax Ruling.  Subject to the terms of the Tax Escrow Agreement, the Surviving Company shall be entitled to payment from the Tax Escrow Amount of an amount equal to the amount of the Indian Taxes determined to be due and payable by a Tax Indemnified Parent Party upon the expiry of the Tax Resolution Date (the “Indian Tax Obligation”).  If the Tax Escrow Amount is insufficient to satisfy the Indian Tax Obligation, then the Escrow Amount (or, if after the expiration of the Escrow Period, the Indian Tax Coverage Amount), to the extent any such amount remains, shall be used to satisfy the amount of any such shortfall pursuant to the terms of the Escrow Agreement and the Tax Escrow Agreement.  Any remaining cash in the Tax Escrow Account (and, if after the expiration of the Escrow Period, any remaining portion of the Indian Tax Coverage Amount) shall be paid by the Escrow Agent to the Effective Time Holders (who shall be responsible for the payment of any Transaction Expenses related thereto), based on each such holder’s Pro Rata Share upon the expiry of the Tax Escrow Period.  Recourse to the Tax Escrow Amount (and the Escrow Amount or the Indian Tax Coverage Amount, as the case may be, if the Tax Escrow Amount is insufficient) pursuant to the terms of this Section 9.10, the Tax Escrow Agreement and the Escrow Agreement shall be the Tax Indemnified Parent Parties’ exclusive source of recovery for any and all claims asserted or Damages incurred by the Tax Indemnified Parent Parties arising out of or relating to the Indian Tax Obligation.  Solely with respect to any Indian Tax, Section 6.7 shall survive until the expiration of the Tax Escrow Period.

SECTION 10.	TAX INDEMNIFICATION; TAX MATTERS

10.1         Tax Indemnification.

 (a)           Indemnification. Subject to the limitations set forth in Section 9, and without duplication, from and after the Closing Date, the Parent, the Company, the Surviving Company, the Company’s Subsidiaries and their respective Affiliates (each a “Tax Indemnified Parent Party” and collectively, the “Tax Indemnified Parent Parties”) shall be indemnified against and held harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable fees for both in-house and outside counsel, accountants and other outside consultants) suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) Taxes of any member (other than the Company and its Subsidiaries) of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation §1.1502-6, Treasury Regulation §1.1502-78 or comparable provision of foreign, state or local Tax law; (ii) Taxes imposed on any Tax Indemnified Parent Parties as a result of (A) a breach of a representation or warranty set forth in Section 2.12 of this Agreement or (B) a breach of a covenant or agreement set forth in Section 4.2(a)(vi) or 4.2(b)(xix) or (xx); provided, that for purposes of this Section 10.1(a)(ii) only, Damages in respect of a breach of any such representation, warranty, covenant or agreement shall be determined without reference to any materiality qualifier with respect thereto; (iii) except as expressly set forth in this Agreement, Taxes imposed on the Company or any Subsidiary arising out of any transactions contemplated by this Agreement; (iv) Taxes or other payments required to be paid after the date hereof by the Company or any of its Subsidiaries to any party under any Tax Sharing Agreement (whether written or not) or by reason of being a successor-in-interest or transferee of another entity; (v) the amount of Taxes arising from Subpart F Income related to the pre-Closing operations of the Company and its Subsidiaries that the Company or its Subsidiaries would have had based on a deemed closing of the books as of Closing for the Company and its Subsidiaries; (vi) the classification of the Company or any of its Subsidiaries as a “passive foreign investment company” within the meaning of Section 1297 of the Code in the Pre-Closing Period and (vii) Taxes arising out of the Restructuring.  In no event shall any Tax Indemnified Party be entitled to indemnification for Taxes of the Company or its Subsidiaries for any Taxes of Outsourcepartners International Private Limited arising in respect of any tax exemptions availed nor for any tax exemptions anticipated but not realized or realizable on operations carried out in any Special Economic Zone (as defined under the laws of the Republic of India).  For the avoidance of doubt, “Tax Losses” shall not include Indian Taxes, which shall be indemnifiable pursuant to the terms and conditions of Section 9.10 and not pursuant to this Section 10.

 (b)           Indemnification by Parent.  From and after the Closing Date, Parent shall indemnify the Effective Time Holders (each a  “Tax Indemnified Shareholder Party” and collectively, the “Tax Indemnified Shareholder Parties”) against and hold harmless from any and all Tax Losses arising out of Taxes of the Company or its Subsidiaries other than amounts for which a Tax Indemnified Parent Party is indemnified under Section 10.1(a).  For the avoidance of doubt, Parent shall not be required to indemnify the Tax Indemnified Shareholder Parties for Tax Losses arising out of Taxes imposed on the Effective Time Holders as a result of any Subpart F Income of the Company or its Subsidiaries or otherwise.

 (c)           No Action To Increase Tax Liability.  Notwithstanding anything to the contrary herein, neither Parent (nor any of its Affiliates) will file an election under Section 338 of the Code with respect to the Company or any of its Subsidiaries without the consent of the Company Agent and in addition, if Parent (or any of its Affiliates) takes any action that would, but for this Section 10.1(c), have increased the liability of the Effective Time Holders pursuant to Section 10.1(a), the amount of the liability of the Effective Time Holders pursuant to Section 10.1(a) shall be determined as if no such action had been taken.  Notwithstanding the foregoing, in no event shall Parent take any action, or allow the Surviving Company or its Subsidiaries to take any action which would cause the termination of the existence of BPO Mauritius or OPI Ltd. prior to the expiration of the statute of limitations applicable to the payment of the Indian Taxes.

10.2         Tax Indemnification Procedures.

 (a)           After the Closing, each party to this Agreement (whether Parent or Company Agent, as the case may be) shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Body or any other Person with respect to Taxes for which such other party is liable pursuant to Section 10.1; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Section 10, except to the extent that such party is actually and materially prejudiced thereby.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Body or any other Person in respect of any such asserted Tax liability.

 (b)           Payment to a Tax Indemnified Parent Party under this Section 10 shall be made exclusively from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement within ten (10) days following written notice by the Tax Indemnified Parent Party that payment of such amounts to the appropriate Governmental Body or other applicable third party is due, provided that payment shall not be required earlier than five (5) days before it is due to the appropriate Governmental Body or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 10.3, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Body or a court.  For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Body, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Body, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code or any provision of state, local or foreign Tax law, a deficiency notice with respect to which the period for filing a petition with the Tax court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired; provided, however, that the Tax Indemnified Parent Parties will not agree or consent to any final determination without the consent of the Company Agent, such consent not to be unreasonably withheld or delayed.  In the case of a Tax that is not contested in accordance with the provisions of Section 10.3, the Company Agent shall have the right to review the determination and amount of any such tax at least thirty (30) days prior to payment to a Tax Indemnified Parent Party.  If the Company Agent disagrees with the determination or amount of such Tax, the parties shall act in good faith to resolve any such dispute prior to payment to a Tax Indemnified Parent Party.  Except as set forth in Sections 10.4(b) and 10.4(c), if the parties cannot resolve any item which is disputed pursuant to this Section 10, the item in question shall be a Contested Amount and resolved pursuant to Section 11.8(d).

10.3         Tax Audits and Contests; Cooperation.

 (a)           After the Closing Date, except as provided in Section 6.7 or in subsections (b) and (c) below, Parent shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”).  For the avoidance of doubt, “Contests” shall not include Indian Taxes or the Indian Tax Ruling, the administration of which shall be governed pursuant to the terms and conditions of Section 6.7 and not pursuant to this Section 10.3.

 (b)           In the case of a Contest after the Closing Date that relates solely to Taxes for which Parent is fully indemnified under Section 10.1, the Company Agent, on behalf of the Effective Time Holders, shall be entitled to control or settle the contest of, any examination, claim, adjustment or Legal Proceeding to the extent that such contest, examination, claim, adjustment or Legal Proceeding could give rise to such Liability; provided, however, that (i) Parent shall have the right to participate in such Contest at its own expense, (ii) the Company Agent shall not take or advocate any position that could reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries or is reasonably likely to affect the Tax liability of the Company or any of its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed and (iii) if the Company Agent fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Company Agent of notice of such Contest, Parent shall have the right to assume control of such Contest, but shall not settle, compromise and/or concede such Contest in its sole discretion without the prior written consent of the Company Agent, which consent shall not be unreasonably withheld or delayed.  Whichever party controls such a Contest shall keep the other fully and timely informed with respect to the commencement, status and nature of any such Tax proceeding.

 (c)           In the case of a Contest after the Closing Date that does not relate solely to Taxes for which Parent is fully indemnified under Section 10.1(a), Parent shall control the conduct of such Contest, but if settling, compromising or conceding such Contest could reasonably be expected to result in an indemnification obligation under Section 10.1(a), the Company Agent shall have the right to participate (including, but not limited to participation in conferences, meetings and negotiations with the applicable Tax authority and the right to review and comment on relevant documents) in such Contest at its own expense, and Parent shall not settle, compromise and/or concede such Contest without the consent of the Company Agent which consent shall not be unreasonably withheld, delayed or conditioned.

 (d)           The Company Agent and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns, the preparation, prosecution, defense or conduct of any Contest and verification of any amounts payable pursuant to Section 9.6(f).  The Company Agent and Parent shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.3(d).  Any information obtained under this Section 10.3(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.  For the avoidance of doubt, the Company Agent may request such information from Parent on behalf of the Effective Time Holders (and provide such information to the Effective Time Holders) to the extent reasonably necessary for any Effective Time Holder to prepare its Tax Returns.

10.4         Preparation of Tax Returns and Payment of Taxes.

 (a)           Except as otherwise set forth in Section 10.4(b) and (c), Parent shall prepare (or cause to be prepared), and timely file all Tax Returns of the Company or any of its Subsidiaries required to be filed with any Governmental Body after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.

 (b)           In the case of Tax Returns that are filed with respect to a taxable period that ends on or prior to the Closing Date, Parent shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by applicable law, and shall deliver any such Tax Return to the Company Agent for its review at least thirty (30) days prior to the date such Tax Return is required to be filed.  If the Company Agent disputes any item on such Tax Return, it shall notify the Parent of such disputed item (or items) and the basis for its objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Company Agent and Parent.  The fees and expenses of such accounting firm shall be borne equally by the Company Agent (solely on behalf of the Effective Time Holders and in its capacity as the Company Agent and not in its individual capacity) and Parent.

 (c)           In the case of Tax Returns that are filed with respect to any Tax period that begins before and ends after the Closing Date, Parent shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by any Legal Requirement, and shall deliver any such Tax Return to the Company Agent for its review at least thirty (30) days prior to the date such Tax Return is required to be filed.  If the Company Agent disputes any item on such Tax Return, it shall notify the Parent of such disputed item (or items) and the basis for its objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Company Agent and Parent.  The fees and expenses of such accounting firm shall be borne equally by the Company Agent (solely on behalf of the Effective Time Holders and in its capacity as the Company Agent and not in its individual capacity) and Parent.

 (d)           The parties expressly acknowledge and agree that the Effective Time Holders intend to report the Escrow Amount and the Tax Escrow Amount as installment obligations reportable on the installment method for income tax reporting purposes, except for any Effective Time Holder who elects out of the installment method.  Neither Parent, nor the Company, nor the Surviving Company will take any action inconsistent with such treatment.  The parties agree to treat for income tax purposes a portion of any payment to the Effective Time Holders of the Escrow Amount or the Tax Escrow Amount pursuant to this Agreement as a payment of interest to the Effective Time Holders in accordance with the rules set forth in Section 1.483-4 of the United States Treasury Regulations.

10.5         Indian Tax.  For the avoidance of doubt, the indemnification of the Tax Indemnified Parent Parties in respect of the Indian Tax Obligation and any Contest related thereto shall be governed by Sections 6.7, 9.5 and 9.10 and not by this Section 10.

SECTION 11.	MISCELLANEOUS PROVISIONS

11.1         Company Agent.

 (a)           Appointment. By virtue of the adoption of this Agreement and as set forth in the Letters of Transmittal, the Company Agent be, and is hereby, nominated, constituted and appointed as the agent and true and lawful attorney-in-fact of the Effective Time Holders, with full power of substitution, to act in the name, place and stead of the Effective Time Holders for purposes of executing any documents and taking any actions that the Company Agent may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Section 9 or Section 10 or under the Escrow Agreement or Tax Escrow Agreement.

 (b)           Authority.  The Company Agent shall act as the representative of the Effective Time Holders, and shall be authorized to act on behalf of the Effective Time Holders and to take any and all actions required or permitted to be taken by the Company Agent or the Effective Time Holders under this Agreement, the Escrow Agreement or the Tax Escrow Agreement including, without limitation: (i) to defend and/or settle any Claims made by a Parent Indemnitee for indemnification pursuant to Section 9 or Section 10 hereof, (ii) to deliver (or authorize the delivery of) all or part of the Escrow Amount or Tax Escrow Amount to Parent Indemnitee in satisfaction of claims by such Parent Indemnitee or Parent, (iii) to agree to, negotiate and enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification, (iv) to enforce the Effective Time Holders’ right to receive the Merger Consideration and any post-Closing adjustments thereto, (v) to receive all notices or documents to be given to the Effective Time Holders by Parent or the Company pursuant to this Agreement or any other Transaction Document and to receive and accept service of legal process in connection with any suit or proceeding arising under any of the Transaction Documents, (vi) to engage counsel and such accountants and other advisors for the Effective Time Holders and incur such other expenses on behalf of the Effective Time Holders to the extent deemed necessary or appropriate by the Company Agent, (vii) to waive any inaccuracies in the representations or warranties of Parent contained in any Transaction Document, (viii) to make any decision and take any action, on behalf of the Effective Time Holders, that the Company Agent deems necessary or appropriate after the Effective Time to perform the obligations of the Effective Time Holders under the Transaction Documents, (ix) to take all actions and make all decisions as are expressly required or may be made by the Effective Time Holders under the Transaction Documents, and (x) to take all actions necessary in the judgment of the Company Agent for the accomplishment of the foregoing.  Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the Transactions: (1) each Parent Indemnitee shall be entitled to deal exclusively with the Company Agent on all matters relating to the Tax Escrow Agreement or any claim for indemnification, compensation or reimbursement under Section 9 or Section 10 or under the Escrow Agreement or Tax Escrow Agreement; and (2) each Parent Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Company Agent, and on any other action taken or purported to be taken on behalf of any Effective Time Holder by the Company Agent, as fully binding upon such Effective Time Holder.

 (c)           Notwithstanding anything to the contrary set forth herein, Parent and its Affiliates shall not be liable for any Damages to any Person, including the Company or any Effective Time Holder, for any action taken or not taken by the Company Agent or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Company Agent including any action taken pursuant to Section 11.1(f).

 (d)           Replacement. If the Company Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within thirty (30) days after such death, disability or inability, appoint a successor to the Company Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor.  Any such successor shall succeed the Company Agent as the “Company Agent” hereunder.  If for any reason there is no Company Agent at any time, all references herein to the Company Agent shall be deemed to refer to the Requisite Shareholders (as defined in that Agreement, dated April 30, 2011, by and among the Company, the Company Agent and the Principal Shareholders).

 (e)           Company Agent Retention Account. The Company and the Company Agent will, at least two days prior to the Closing Date, direct, by joint written notice(s) to Merger Sub, that on the Closing Date a portion of the Merger Consideration otherwise payable to the Effective Time Holders, in an amount equal to $1,500,000 (the “Company Agent Retention Amount”), shall be withheld and paid directly by the Surviving Company to the Company Agent as designated in such notice, as a fund for the fees and expenses of the Company Agent incurred in connection with this Agreement (the “Company Agent Retention Account”), with any balance of the Company Agent Retention Account not used for such purposes to be paid by the Company Agent to the Escrow Agent for further distribution to the Effective Time Holders in accordance with their respective Pro Rata Share; provided, however, that such balance shall not be distributed to the Effective Time Holders until the later of the termination of either the Escrow Account or the Tax Escrow Account.  Notwithstanding anything to the contrary contained in this

Agreement, in no event shall the Company Agent Retention Account be depleted below $180,000 in order to fund the fees and expenses of the Company Agent hereunder, such amount to be reserved as payment of Transaction Expenses to Avendus and FTP in respect of the Tax Escrow Amount in the event that the entire Tax Escrow Amount is released to the Surviving Company.  The Company Agent Retention Account shall be held by Company Agent as agent and for the benefit of the Effective Time Holders in a segregated client bank account separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  The Effective Time Holders shall not receive interest or other earnings on the Company Agent Retention Amount and the Effective Time Holders irrevocably transfer and assign to Company Agent any ownership right that they may have in any interest that may accrue on funds held in the Company Agent Retention Account.  The Effective Time Holders acknowledge that Company Agent is not providing any investment supervision, recommendations or advice.  Company shall have no responsibility or liability for any loss of principal of the Company Agent Retention Amount other than as a result of its gross negligence or willful misconduct. For tax purposes, the Company Agent Retention Amount shall be treated as having been received and voluntarily set aside by the Effective Time Holders at the time of Closing.

 (f)            Exculpation. The Company Agent shall not be liable to any Effective Time Holder for any act done or omitted hereunder as Company Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Effective Time Holders shall indemnify, defend and hold harmless the Company Agent and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Agent Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Company Agent pursuant to the terms of this Agreement, in each case as such Agent Loss is incurred or suffered; provided that in the event it is finally adjudicated that a Agent Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Company Agent, the Company Agent will reimburse the Effective Time Holders the amount of such indemnified Agent Loss attributable to such gross negligence or willful misconduct.   If not paid directly to the Company Agent by the Effective Time Holders, any such losses, liabilities or expenses may be recovered by the Company Agent from (i) the funds in the Company Agent Retention Account, and (ii) amounts released from the Escrow Account and/or Tax Escrow Account for the benefit of the Effective Time Holders pursuant to the terms hereof and the Escrow Agreement and the Tax Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Company Agent to the Escrow Agent; provided that while this section allows the Company Agent to be paid from the Company Agent Retention Account, the Escrow Account and the Tax Escrow Account, this does not relieve the Effective Time Holders from their obligation to promptly pay such Agent Losses as such Agent Losses are suffered or incurred, nor does it prevent the Company Agent from seeking any remedies available to it at law or otherwise.

11.2         Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Letter) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

11.3         Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by certified mail return receipt requested, by courier or express delivery service (with a receipt showing signature)) to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:	EXL Service 280 Park Avenue, 38th Floor New York, NY 10017 Attention: Amit Shashank, Esq.
with a copy (which shall not constitute notice) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Attention: Carl L. Reisner, Esq.
if to the Company:	Business Process Outsourcing, Inc. 11150 Santa Monica Blvd Suite 350 Los Angeles, CA 90025 Attention: Clarence T. Schmitz
with a copy (which shall not constitute notice) to:	Cooley LLP 500 Boylston Street Boston, MA 02116 Attention: Alfred L. Browne III
if to the Company Agent:	Shareholder Representative Services LLC 601 Montgomery Street, Suite 2020 San Francisco, CA 94111 Attention: Managing Director

with a copy (which shall not constitute notice) to:	Cooley LLP 500 Boylston Street Boston, MA 02116 Attention: Alfred L. Browne III

11.4         Time of the Essence.  Time is of the essence of this Agreement.

11.5         Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6         Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.7         Governing Law.  This Agreement shall be governed by and construed in accordance with the DGCL, as to matters within the scope thereof, and the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof), as to all other matters.  Subject to Section 11.8, the parties hereto agree that any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory) shall be brought in any State or federal court in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by any Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.3 shall be deemed effective service of process on such party.

11.8         Dispute Resolution; Arbitration.

 (a)           Dispute Resolution Procedures; Mandatory Arbitration.  Matters in dispute under or relating to this Agreement shall be finally resolved by mandatory binding arbitration in accordance with this Agreement.  The parties to any dispute to be resolved pursuant to this Section 11.8 shall be (i) the Claiming Party, on the one hand, and (ii) the Indemnifying Party, on the other.

 (b)           Submission to Mandatory Arbitration.  Any unresolved controversy or claim arising out of or relating to this Agreement (or the facts and circumstances relating hereto) shall be submitted to mandatory, binding arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in mergers and acquisitions transactions and who is chosen by the AAA (the “Arbitrator”).  The arbitration shall take place in New York, New York in accordance with such rules as shall be reasonably selected by the Arbitrator.  The award in the arbitration shall be final and binding.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof.  The parties agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

 (c)           Arbitration Procedures.

 (i)                 The Arbitrator shall proceed to hear and determine the question in dispute.  The Arbitrator shall determine the procedure to be followed in the arbitration; provided, that there shall be limited discovery prior to the arbitration hearing as follows:  (1) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (2) depositions of two witnesses and (3) such other depositions as may be allowed by the Arbitrator upon a showing of extraordinary need.

 (ii)                The Arbitrator shall have no power or authority to (1) modify or disregard any provision of this Agreement or (2) address or resolve any issue not submitted by the parties.

 (d)           Final Offer Arbitration For Contested Amounts.  The parties shall submit any Contested Amounts (including, without limitation, with respect to Third-Party Claims or the Indian Tax Obligation) to binding final offer arbitration pursuant to the procedures set forth in this Section 11.8(d).  If there are Contested Amounts on the date that is thirty (30) days after the Cut-Off Date (the “Baseball Arbitration Start Date”), then, within fifteen (15) days after the Baseball Arbitration Start Date, each of the Indemnifying Party and the Claiming Party shall submit to the Arbitrator a written statement of their final offer to settle the Contested Amounts (in each case, as to the Claiming Party and the Indemnifying Party, such party’s “Final Offer”), which Final Offer shall include (i) a written summary of each party’s liability, if any, for any Contested Amounts and a statement as to the validity of such Claims and (ii) the final, liquidated dollar amount (which shall be a specific dollar amount and not a range) of any indemnifiable Damages owing to the Claiming Party in respect of the Contested Amounts (the “Final Offer Damage Award”).  To the extent any Contested Amount includes Damages which have not been paid or incurred (“Expected Damages”), then the Final Offer shall set forth a fixed, liquidated dollar amount (which shall be a specific dollar amount and not a range) in full satisfaction of such Expected Damages and shall include: (1) a reasonably detailed, good faith estimate and detailed calculation of such liquidated dollar amount; (2) good faith estimate(s) of the date(s) on which any such amounts will be paid or incurred by the Claiming Party; (3) a customary and reasonable present value discount for any Damage amount included therein and to be paid after the Baseball Arbitration Start Date; (4) a reasonably detailed statement of any assumptions pertaining the payment or incurrence of Damages and/or the validity of the Claim (including, as to the Third Party Claims, the likelihood that the third party will pursue the Third Party Claim); and (5) a statement as to any other facts or circumstances that are reasonably related to (or otherwise material to) the determination of such liquidated dollar amount,  including, if applicable, the nature and amount of any accounting reserves made (or taken) by the Claiming Party with respect thereto.  The Arbitrator shall, within sixty (60) days after the Baseball Arbitration Start Date, select either the Final Offer of the Indemnifying Party or the Final Offer of the Claiming Party as the final determination with respect to any Contested Amounts.  The Arbitrator must select one Final Offer and shall have no authority to impose a compromise on the parties.  The Arbitrator’s selection of one Final Offer shall constitute the

Arbitrator’s final and binding determination with respect to any Surviving Escrow Claims and the dollar amount, if any, of the Final Offer Damage Award.   Any such Final Offer Damage Award shall be deemed to be an Award Amount for purposes of Section 9.5(e)(ii).   In liquidating any Claim for Expected Damages, the Arbitrator may, and shall be authorized to, liquidate the amount of any Expected Damages based on a reasonable assessment of the amount of the Damages, the likelihood that they will ultimately be incurred or paid by the Claiming Party, the merits of the Claim, the extent to which the Claiming Party has reserved for such Expected Damages in its financial statements and such other customary loss estimation techniques as the Arbitrator deems reasonable under the circumstances.

 (e)           Prevailing Party to Recover Fees And Expenses.  Unless otherwise agreed by the parties, the Arbitrator shall, in its award, allocate all of the costs of the arbitration, including the fees of the Arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.   As to the final offer arbitration with respect to Contested Amounts as set forth in Section 11.8(d), the party whose Final Offer is selected by the Arbitrator shall be deemed to be the prevailing party for purposes of this Section 11.8(e).

 (f)           Right to Obtain Injunctive Relief.  Nothing in this Section 11.8 shall prevent either party from seeking an injunction or other equitable relief and any relief ancillary thereto from a court of competent jurisdiction. The Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

11.9         Successors and Assigns.  This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any).  This Agreement shall inure to the benefit of the parties, the Indemnitees and the respective successors and assigns (if any) of the foregoing.

11.10       Remedies Cumulative; Specific Performance; Right of the Company to Pursue Damages on Behalf of the Effective Time Holders.

 (a)           The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and this right shall include the right of the parties to cause the Transactions to be consummated on the terms set forth in this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity or pursuant to this Agreement.  Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

 (b)           Prior to the Effective Time, the Company and Parent may pursue claims for damages (including damages based on loss of the economic benefits of the transaction to the Effective Time Holders) and other relief (including equitable relief) for any breach of this Agreement by the other party or its Affiliates, whether or not this Agreement has been validly terminated pursuant to Section 8, which right is hereby expressly acknowledged and agreed by the Company, Parent and Merger Sub.

11.11       Amendments and Waivers.

 (a)           Any provision of this Agreement may be amended or waived if, but only if: (i) at any time prior to the consummation of the Closing, such amendment or waiver is in writing and is signed by Parent and the Company (provided, however, that, after obtaining the approval of this Agreement by the Company’s shareholders and prior to the Closing, there shall not be made any amendment or waiver that by any Legal Requirement requires the further approval of the Company’s shareholders without the further approval of such shareholders); or (ii) if the Closing occurs, at any time after the consummation of the Closing, such amendment or waiver is in writing and is signed by Parent and the Company Agent (it being acknowledged and agreed that, after the Closing, the Company Agent may amend this Agreement and waive matters on behalf of the Effective Time Holders, all as contemplated by Section 11.1); provided, however, that no amendment, supplement or change to this Agreement prior to Closing that adversely affects the rights and obligations of the Company Agent shall be binding on the Company Agent unless executed by the Company Agent.

 (b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Legal Requirement.

11.12       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.13       Parties in Interest.  Except for the provisions of Sections 1.11, 6.3, 6.4, Section 9 and Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.14       Construction.

 (a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

 (b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

 (c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

 (d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

 (e)           The statements made in the recitals to this Agreement are for informational purposes only and do not constitute representations or warranties of the parties.

11.15       Attorney-Client Privilege; Continued Representation.  The parties hereto hereby acknowledge that Cooley LLP has acted as counsel to the Company and certain of its shareholders from time to time prior to the Transactions as well as with respect to the Transactions.   The following provisions apply to the attorney-client relationship between (a) the Company and Cooley LLP prior to the Closing and (b) the Effective Time Holders (and any subset of them) and Cooley LLP following Closing.   Each of the parties hereto agrees that (i) it will not seek to disqualify Cooley LLP from acting and continuing to act as counsel to any of the Effective Time Holders or the Company Agent either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the Transactions; (ii) the Effective Time Holders and the Company Agent have a reasonable expectation of privacy with respect to their communications (including any e-mail communications using the Company’s e-mail system) with Cooley LLP prior to Closing to the extent that such communications concern the transactions contemplated herein and (iii) the Effective Time Holders (and not Parent) shall have access to all such communications.

11.16       Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent and the Company on October 11, 2010 attached hereto as Exhibit L (the “Existing NDA”) shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time, or (b) the date on which such Existing NDA is terminated in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

PARENT:

EXLSERVICE HOLDINGS, INC., a Delaware corporation

By:	/s/
Name:
Title:

MERGER SUB:

F&A BPO MERGER SUB, INC., a Delaware corporation

By:	/s/
Name:
Title:

COMPANY:

BUSINESS PROCESS OUTSOURCING, INC., an exempt Cayman Islands company with limited liability

By:	/s/
Name:
Title:

COMPANY AGENT:

SHAREHOLDER REPRESENTATIVE SERVICES, LLC, a Colorado limited liability company, solely in its capacity as Company Agent

By:	/s/
Name:
Title:

[Signature page to Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounting Convention” shall mean GAAP, except to the extent otherwise expressly set forth in the calculation of the Working Capital attached hereto as Annex I.

“Accounts Receivable” shall mean any trade accounts receivable and other rights to payment from customers of any of the Company Group, together with the full benefit of any security interest therein.

“Acquisition Transaction” shall mean any transaction involving:

 (a)           the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

 (b)           the issuance, disposition or acquisition of (i) any shares or other equity securities of the Company or its Subsidiaries (other than Ordinary Shares issued to employees of the Company or its Subsidiaries, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company’s or its Subsidiaries’ past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any shares or other equity security of the Company or its Subsidiaries (other than share options granted to employees of the Company or its Subsidiaries in routine transactions in accordance with the Company’s or its Subsidiaries’ past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Company Shares or other equity security of the Company or its Subsidiaries; or

 (c)           any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Affiliate” when used with respect to any specified Person, shall mean any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirement.

“Business” shall mean the business of the Company and its Subsidiaries as conducted and proposed to be conducted on the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall mean all material Intellectual Property owned or used by the Company and/or its Affiliates (including the Company’s Subsidiaries) that is used or held for use in connection with, or related to or necessary for, the operations of the Business, wherever located, including all Intellectual Property in the Company Products and all tangible embodiments thereof.

“Company Option” shall mean each outstanding option, whether or not then vested, to purchase Ordinary Shares under a Company Option Plan.

“Company Option Plan” shall mean the Business Process Outsourcing, Inc. 2003 Equity Incentive Plan.

“Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company or its Subsidiaries.

“Contract” shall mean any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The term “Controlled” shall have a correlative meaning.

“Copyright” has the meaning ascribed to such term in the definition of Intellectual Property.

“Damages” shall mean all damages, losses (including diminution in value to the extent provided in Section 9.6(j)), deficiencies, Liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses), Taxes and interest on any of the foregoing; provided, however, that the items set forth in Section 9.6(j) shall not be included in the definition of “Damages” and are, hereby, expressly disclaimed.

“Debt Financing” shall mean the debt financing, if any, Parent or Merger Sub uses to consummate the transactions contemplated by this Agreement.

“Deposit Agreement” shall mean the deposit agreement entered into on the date hereof, by and among the Company, Parent and the Escrow Agent set forth on Exhibit T.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Domain Names” has the meaning ascribed to such term in the definition of Intellectual Property.

“Escrow Agent” shall mean Wells Fargo, National Association, in its capacity as Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into at the Closing, by and among the Company, Parent, the Company Agent and the Escrow Agent, substantially in the form attached hereto as Exhibit F.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” shall mean the Seller Fundamental Representations and the representations and warranties set forth in Sections 3.1 (Due Organization) and 3.2 (Authority; Binding Nature of Agreement).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Body.

“Inactive Subsidiaries” shall mean (a) Outsource Partners International, Inc., a Cayman Islands exempted company, (b) Business Process Enterprise Inc., a Delaware corporation and (c) Outsource Partners International Corporation, a private company formed under the Companies Act (Nova Scotia).

“Indemnification Agreements” shall mean those certain indemnification agreements by and between the Company and each of the individuals and entities set forth on Exhibit U.

“Indemnitee” shall mean any Parent Indemnitee or Shareholder Indemnitee, as applicable and as the context requires.

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (a) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”); (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (d) copyrights, mask works, designs writings and other works of authorship (“Copyrights”); (e) trade secrets, non-public and confidential business, technical and know-how information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (f) software, including without limitation data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (g) registered domain names and uniform resource locators (“Domain Names”); (h) moral rights; and (i) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (a) through (h) with or by any Governmental Body in any jurisdiction.

“IRS” means the Internal Revenue Service.

“ITA” shall mean the Indian Income Tax Act, 1961.

“Knowledge” shall mean with respect to the Company or any other member of the Company Group, after reasonable inquiry, the actual knowledge of the Restricted Shareholders.

“KPMG” shall mean, collectively, KPMG LLP (US), KPMG LLP (UK) and National Tax Preparation Services Private Limited (India).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).

“Lien” shall mean any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, security interest, restriction or similar claim in equity of any kind or nature whatsoever, other than Permitted Liens.

“Material Adverse Effect” shall mean any change or effect that is materially adverse to the financial condition or results of operations of the Company or the Surviving Company, as applicable, and the Company’s Subsidiaries (taken as a whole) or on the ability of the Company to timely consummate the Transactions; provided, however, only to the extent that the Company Group is not adversely affected in a manner disproportionate to the industries within which the Company Group operates none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States or India in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or India, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or India, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Legal Requirements, (vi) the negotiation, execution and delivery of this Agreement, the identity or business plans of Parent or its Affiliates, or the announcement or consummation of the Transactions, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees or any employee of the Company Group by reason of resignation, retirement, death or permanent disability, provided that such activities described in this subsection (vi) do not result in a breach of Section 2.6 (Non-Contravention); or (vii) the taking of any action required by the Transaction Documents or (b) any adverse change in or effect on the Business that is timely and fully cured prior to the Closing by the Company.

“Material Subsidiaries” shall mean each of the Company’s Subsidiaries other than the Inactive Subsidiaries.

“OPI Ltd.” shall mean OPI Limited, a private company limited by shares incorporated under the Laws of Mauritius and a wholly owned Subsidiary of OPI US.

“OPI US” shall mean Outsource Partners International, Inc.

“Parent Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including, after the Merger, the Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Effective Time Holders shall not be deemed to be “Parent Indemnitees.”

“Patents” has the meaning ascribed to such term in the definition of Intellectual Property.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not yet due and payable, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, (c) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor under a license, (d) Liens securing Indebtedness, (e) Liens created under any Material Contract identified on Section 2.14 of the Disclosure Letter and (f) imperfections of title and Liens (not including Liens securing Indebtedness) not materially affecting the value or contemplated use of property.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

“Pre-Closing Taxes” shall mean Taxes incurred in the ordinary course of the operation of the businesses of the Company and its Subsidiaries for periods or portions thereof ending on or before the Closing Date.

“Principal Shareholders” shall mean those Effective Time Holders set forth on Exhibit K.

“Records” shall mean all books, records, manuals and other materials and information of the Company and its Subsidiaries including, without limitation, customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Restricted Shareholders” shall mean Clarence Schmitz and Kishore Mirchandani.

“Seller Fundamental Representations” shall mean the representations and warranties set forth in Sections 2.1 (Existence and Power); 2.2 (Corporate Authorization); 2.3(a), (b), and (c) (Material Subsidiary Existence, Power and Capitalization); and 2.4 (Capitalization) (other than Section 2.4(f)).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preference Shares” shall mean shares in the capital of the Company of $0.001 par value designated as Series A Preference Shares and having the rights provided for in the Company Charter.

“Series B Preference Shares” shall mean shares in the capital of the Company of $0.001 par value designated as Series B Preference Shares and having the rights provided for in the Company Charter.

“Shareholder Indemnitees” shall mean the following Persons: (a) the Effective Time Holders; (b) the current and future Affiliates of the Effective Time Holders; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)”; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

“Subsidiary” of any Person shall mean any other Person of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Software” has the meaning ascribed to such term in the definition of Intellectual Property.

“Tax” and “Taxes” means (i) all federal, state, county, local, foreign and other taxes or assessments including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, use, employment, social security, social welfare, pension, medical, VAT, gross receipts, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance, stamp and including interest, penalties and additions in connection therewith, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Benefit Amount” means the product of (i) the aggregate tax deductions of Parent, the Company, and the Surviving Company attributable to the Option Consideration payable to U.S. based personnel multiplied by (ii) forty percent (40%).

“Tax Escrow Agreement” means the escrow agreement to be entered into at the Closing, by and among the Company, Parent, the Company Agent and the Escrow Agent, substantially in the form attached hereto as Exhibit G.

“Taxing Authority” shall mean any Governmental Body responsible for the administration or imposition of any Tax.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Trade Secrets” has the meaning ascribed to such term in the definition of Intellectual Property.

“Trademarks” has the meaning ascribed to such term in the definition of Intellectual Property.

“Transaction-Based Compensation” shall mean Option Consideration, plus any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee of the Company Group as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement.

“Transactions” shall mean the Merger and the other transactions contemplated in this Agreement and the Transaction Documents.

“Transaction Documents” shall mean all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the Transactions.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

In addition to the foregoing defined terms, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	11.8(b)
Actions	4.2(a)(x)
Agent Losses	11.1(f)
Agreement	Preamble
Arbitrator	11.8(b)
Audited Financial Statements	2.7
Avendus	1.6(a)(vi)
Award Amount	9.5(e)
Baseball Arbitration Start Date	11.8(d)
Basket Amount	9.6(a)
BPO Mauritius	2.3(d)
Cap	9.6(b)
Certificate of Merger	1.4
Claim	9.5(a)
Claim Notice	9.5(a)
Claiming Party	9.5(a)
Closing	1.3
Closing Cash	1.6(b)(iv)
Closing Date	1.3
Closing Date Payees	1.9(b)(iii)(4)
COBRA	2.18(e)
Company	Preamble
Company Agent	Preamble
Company Agent NDA	6.6
Company Agent Retention Account	11.1(e)
Company Agent Retention Amount	11.1(e)
Company Board	1.12(c)
Company Charter	1.6(a)(ii)
Company Debt	1.6(a)(iii)
Company Employee Plan	2.18
Company Employee Plans	2.18
Company Group	1.6(a)(iv)
Company Share Certificate	1.13
Company Shares	1.6(a)(v)
Company Software	2.15(e)
Company Transaction Expenses	1.6(a)(vi)
Contest	10.3(a)
Contested Amount	9.5(b)(iv)
Controlled Group	2.18
Covered Matter	9.7
Cut-Off Date	9.2
Delaware Domestication	Recitals
Deposit Amount	1.17

Term	Section
Disclosure and Information Statement	4.6(c)
Disclosure Letter	2
Disputed Matters	9.5(b)(iv)
Dissenting Share Payment	1.15(d)
Dissenting Shares	1.15(a)
Effective Time	1.4
Effective Time Holder	1.6(a)(vii)
Eligible Company Options	1.6(a)(viii)
Employment Agreements	Recitals
Enterprise Value	1.6(b)(i)
Environmental Laws	2.22
Environmental Liabilities	2.22
Escrow Account	1.7
Escrow Amount	1.7
Escrow Period	1.7
Estimated Merger Consideration	1.9(a)
Estimated Statement	1.9(a)
Existing NDA	11.16
Expected Damages	11.8(d)
FEMA	2.12(x)
Final Merger Consideration	1.10(e)
Final Offer	11.8(d)
Final Offer Damages Award	11.8(d)
Final Statement(s)	1.10(a)
Financial Statements	2.7
Forward-Looking Statements	5.1
Fraud	9.8
FTP	1.6(a)(xxiv)
Fully Diluted Company Share Number	1.6(a)(ix)
Hazardous Materials	2.22
Indebtedness	1.6(a)(xi)
Indemnifying Party	9.5(a)
India-Mauritius Treaty	2.3(f)
Indian Subsidiaries	1.6(a)(xii)
Indian Tax Applications	6.7(a)
Indian Tax Coverage Amount	1.7
Indian Tax Obligation	9.10
Indian Tax Refund	6.7(e)
Indian Tax Ruling	6.7(a)
Indian Taxes	1.6(a)(xiii)
Insurance Policies	2.16
Interim Financial Statements	2.7
IRS	2.12(p)
Letter of Transmittal	1.14(b)
Licensed Intellectual Property	2.15(b)

Term	Section
Material Contract	2.14(a)
Merger	Recitals
Merger Consideration	1.6(b)
Merger Sub	Preamble
Most Recent Balance Sheet	2.7
Multiple Damages	9.6(j)
Non-Compete Agreements	Recitals
Objection Notice	1.10(b)
Option Consideration	1.12(a)
Option Proceeds	1.6(a)(xv)
Ordinary Shares	1.6(a)(xvi)
Out-Of-The-Money Option	1.6(a)(xvii)
Owned Intellectual Property	2.15(a)
Parent	Preamble
Parent Tax Reduction	6.7
Parent Transfer Taxes	6.5
Paying Agent	1.14(a)
Payout Spreadsheet	1.6(a)(xviii)
Payout Spreadsheet Trial Run	1.6(a)(xix)
Per Share Merger Consideration	1.6(c)
Permits	2.17
Personal Information	2.15(f)
Post-Signing Returns	4.2(a)(vi)
Pre-Closing Period	4.1
Pre-Closing Taxes	10.1(a)
Preference Shares	1.6(a)(xxi)
Principal Shareholders	Recitals
Privacy Policy	2.15(g)
Pro Rata Share	1.6(a)(xxii)
Promissory Note	1.16
Real Property	2.11(a)
Real Property Lease	2.11(a)
Requisite Shareholder Vote	2.2(b)
Restructuring	4.9(d)
Rights Agreements	2.4(e)
Scheduled Closing Date	1.3
Shareholder Dissent Notice	4.6(c)
Shareholder Notice	4.6(c)
Shareholders Meeting	4.6(a)
Stock Option Plan	1.12(c)
Subpart F Income	2.12(r)
Subsidiary Securities	2.3(c)
Support Agreements	Recitals
Surviving Company	1.1
Tax Benefits	9.6(f)

Term	Section
Tax Costs	9.6(f)
Tax Escrow Account	1.8
Tax Escrow Amount	1.8
Tax Escrow Period	1.8
Tax Indemnified Parent Parties	10.1(a)
Tax Indemnified Parent Party	10.1(a)
Tax Indemnified Shareholder Party	10.1(b)
Tax Loss	10.1(a)
Tax Losses	10.1(a)
Tax Resolution Date	1.6(a)(xxiii)
Tax Sharing Agreement	2.12(c)
Termination Date	8.1(c)
Third-Party Claim	9.5(a)
Total Deposit Amount	1.17
Transaction Expenses	1.6(a)(xxiv)
Transfer Taxes	6.5
WARN	2.19(d)
Working Capital	1.6(a)(xxv)
Working Capital Baseline	1.6(b)(v)